Filed pursuant to Rule 424(b)(4)
Registration Nos. 333-296198 and 333-296518

Up to 1,903,338 Shares of Common Stock
or
Pre-Funded Warrants to Purchase up to 18,096,662 Shares of Common Stock,

Series C Common Warrants to Purchase up to 60,000,000 Shares of Common Stock,
Series D Common Warrants to Purchase up to 20,000,000 Shares of Common Stock

and

Placement Agent Warrants to Purchase up to 600,000 Shares of Common Stock

and

Up to 98,696,662 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants,
Series C Common Warrants, Series D Common Warrants and Placement Agent Warrants
We are offering, on a reasonable best efforts basis up to 1,903,338 shares of common stock (“common stock” or “Common Stock”), Series C common warrants (“Series C common warrants”) to purchase up to 60,000,000 shares of common stock and Series D common warrants (“Series D common warrants”, and together with the Series C common warrants, the “common warrants”) to purchase up to 20,000,000 shares of common stock at a public offering price of $0.30 per share and accompanying common warrants. Each common warrant will have an exercise price of $0.30, and will be exercisable upon the occurrence of both of the following (i) the effective date of stockholder approval of the issuance of the shares upon exercise of the common warrants (the “Warrant Stockholder Approval”) and (ii) after the effective date of a reverse stock split in an amount sufficient to permit the exercise in full of the common warrants (the “Reverse Stock Split”). The Series C common warrants and the Series D common warrants will expire five years from the Warrant Stockholder Approval. The shares of our common stock and the common warrants are immediately separable and will be issued separately, but they will be purchased together in this offering. In the event that we are unable to obtain the Warrant Stockholder Approval, the common warrants will not be exercisable, and therefore the common warrants may not have any value.
The Series C common warrants will contain a one-time reset of the exercise price in the event that the Company implements a reverse stock split to the greater of: (i) 20% of the combined public offering price per share of common stock and accompanying common warrants in this offering and (ii) 90% of the lowest daily volume weighted average price for the five trading days immediately following the date of the implementation of a reverse stock split. The Series D common warrants will include a zero cash exercise option allowing holders of a Series D common warrant the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the number of shares of common stock that would be issuable upon a cash exercise of such Series D common warrant. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the Series D common warrants. See “Description of Securities We Are Offering” on page 46 of this prospectus for more information regarding the terms of the common warrants.
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants to purchase shares of common stock (the “pre-funded warrants”), in lieu of shares of common stock. The purchase price of each pre-funded warrant (and accompanying common warrants) will be equal to the public offering price for the common stock (and accompanying common warrants) in this offering, minus $0.0001.
Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.0001 per share. Each pre-funded warrant will be exercisable at any time after the date of issuance and will not expire until exercised in full.
The common stock (or pre-funded warrants) and the common warrants will be sold in combination, with each share of common stock (or pre-funded warrant to purchase one share of common stock) accompanied by a Series C common warrant to purchase three shares of our common stock and a Series D common warrant to purchase one share of our common stock. This prospectus also relates to the offering of common stock issuable upon exercise of the pre-funded warrants and common warrants. We collectively refer to the shares of common stock, pre-funded warrants and common warrants offered hereby, including the shares of common stock underlying the pre-funded warrants and common warrants, as the “securities.”
We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon our receipt of investor funds. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.
In a concurrent private transaction, we have agreed to reduce the exercise price of up to 3,284,788 outstanding common stock purchase warrants expiring between August 4, 2030 and February 9, 2031, to $0.30. Please see the section of this Prospectus entitled “Warrant Reprice Transaction” for a further description of the transaction. The exercise of the Repriced Warrants will be subject to approval of the Company’s stockholders.
We have engaged Ladenburg Thalmann & Co. Inc., (the “placement agent”), to act as our exclusive placement agent in connection with this offering. The placement agent may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus.
Our common stock is listed on Nasdaq under the symbol “NUWE.” On June 4, 2026, the last reported sale price of our common stock on Nasdaq was $0.431 per share. There is no established trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants or common warrants will be limited.

	Per Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total(2)
Public offering price(1)	$0.300	$0.2999	$6,000,000
Placement Agent Fees(1)	$0.027	$0.0270	$540,000
Proceeds to us (before expenses)	$0.273	$0.2729	$5,460,000
(1)
We have agreed to pay the placement agent a cash fee equal to 9% of the aggregate gross proceeds raised in this offering, and to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

(2)	See “Plan of Distribution” for additional information regarding compensation to be paid to the placement agent.
We have agreed to issue to the placement agent, or its designees, warrants to purchase the number of shares of common stock equal to 3.0% of the aggregate number of shares of common stock and/or pre-funded warrants sold in this offering (the “Placement Agent Warrants”). The Placement Agent Warrants will have an exercise price of $0.495 and will be exercisable for five years from the commencement of sales of the offering.
Delivery of securities to purchasers in the offering is expected to be made on or about June 8, 2026, subject to the satisfaction of customary closing conditions.
We are a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.
An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully read the discussion of the material risks of investing in our securities in “Risk Factors” beginning on page 7 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Ladenburg Thalmann
The date of this prospectus is June 5, 2026

i

ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Information Incorporated by Reference.” You should carefully read this prospectus, as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.
Neither we nor the placement agent has authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for and cannot provide any assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.
The placement agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since such dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus in making your investment decision. You should read both this prospectus, as well as the documents incorporated by reference into this prospectus and the additional information described under “Information Incorporated by Reference” in this prospectus before investing in our securities.
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2026 and our subsequent Quarterly Reports on Form 10-Q for the period ending March 31, 2026 as filed with the SEC on May 15, 2026. Accordingly, you should not place undue reliance on this information.
For investors outside the United States: We and the placement agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.
In this prospectus, we frequently use the terms “we,” “our,” “us,” “Nuwellis”, “Registrant,” and the “Company” to refer to Nuwellis, Inc.
All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus carefully, including our financial statements and related notes incorporated herein by reference, the information in the section “Risk Factors” and our filings incorporated by reference herein to which we have referred you in the sections “Where You Can Find Additional Information” and “Information Incorporated by Reference.”
Company Overview
We are a commercial-stage medical technology company dedicated to transforming the lives of patients suffering from fluid overload through science, collaboration, and innovative technology. The Company is focused on developing, manufacturing, and commercializing medical devices used in ultrafiltration therapy, principally marketed as the Aquadex SmartFlow systems (collectively the “Aquadex System”). The Aquadex SmartFlow system is indicated for temporary (up to eight hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics.
Corporate Information
Nuwellis, Inc. was incorporated under the laws of the state of Delaware on August 22, 2002. We began operating our business in November 1999 through Sunshine Heart Company Pty Limited, which dissolved as a wholly owned Australian subsidiary of Nuwellis, Inc. in 2020. Our principal executive offices are located at 12988 Valley View Road, Eden Prairie, Minnesota 55344, and our telephone number is (952) 345-4200. Our website address is www.nuwellis.com. The information on, or that may be accessed through, our website is not incorporated by reference into and should not be considered a part of this prospectus or the registration statement of which it forms a part. All share and per share amounts for all periods presented in this prospectus and the registration statement of which it forms a part have been retroactively adjusted to reflect the reverse stock splits we previously effected, including the most recent reverse stock split effected on July 3, 2025.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our shares of common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and the share price of our common stock may be more volatile.

The Offering
Shares
Up to 1,903,338 shares of common stock.
Pre-Funded Warrants
We are also offering pre-funded warrants to purchase up to 18,096,662 shares of our common stock in lieu of shares of common stock. The purchase price of the pre-funded warrants matches the price per share at which the shares of our common stock (and accompanying common warrants) are being sold to the public in this offering, minus $0.0001, which is the per share exercise price of the pre-funded warrants. Each pre-funded warrant will be exercisable at any time after the date of issuance of such pre-funded warrant, subject to certain ownership limitations and will not expire until exercised in full. This offering also relates to the shares of common stock issuable upon the exercise of any pre-funded warrants sold in this offering. For more information regarding the pre-funded warrants, you should carefully read the section entitled “Description of the Securities We Are Offering” on page 44 of this prospectus.
Common Warrants
Series C common warrants to purchase up to 60,000,000 shares of common stock and Series D common warrants to purchase up to 20,000,000 shares of common stock, each of which will expire five years from the date of Warrant Stockholder Approval and effective date of the Reverse Stock Split. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold together with a Series C common warrant to purchase three shares of our common stock and a Series D common warrant to purchase one share of common stock. The exercise price of each common warrant will be $0.30 per share. Each common warrant will be exercisable upon the occurrence of both of the following: (i) the effective date of the Warrant Stockholder Approval and (ii) the effective date of the Reverse Stock Split.
The Series C common warrants will contain a one-time reset of the exercise price in the event that the Company implements a reverse stock split to the greater of: (i) 20% of the combined public offering price per share of common stock and accompanying common warrants in this offering and (ii) 90% of the lowest daily volume weighted average price for the five trading days immediately following the date of the implementation of the reverse stock split.
The Series D common warrants will include a zero cash exercise option allowing holders of a Series D common warrant the right to receive, without payment or any additional cash to the Company, an aggregate number of shares equal to the number of shares of common stock that would be issuable upon a cash exercise of such Series D common warrant.

The common warrants will be issued on a one-for-one basis with the shares of common stock or pre-funded warrants sold in this offering. This offering also relates to the shares of common stock issuable upon the exercise of the common warrants sold in this offering. For more information regarding the common warrants, you should carefully read the section entitled “Description of the Securities We Are Offering” on page 44 of this prospectus.
Common Stock Outstanding after this Offering
22,635,718 shares (based on 2,635,718 shares of common stock outstanding as of March 31, 2026, assuming the exercise of all pre-funded warrants and none of the common warrants or Placement Agent Warrants included in this offering).
Placement Agent Warrants
We have agreed to issue to the placement agent warrants to purchase up to 600,000 shares of common stock as a portion of the compensation payable to the placement agent in connection with this offering (the “Placement Agent Warrants”). The Placement Agent Warrants will have an exercise price equal to $0.495 per share of common stock and expire on the fifth anniversary of the commencement of sales of this offering. See “Plan of Distribution” on Page 49.
The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants are being registered on the registration statement of which this prospectus is a part. See “Plan of Distribution” on page 49.
Warrant Reprice Transaction
In a concurrent private transaction, we have agreed to reduce the exercise price of up to 3,284,788 outstanding common stock warrants expiring between August 4, 2030 and February 9, 2031, to $0.30 (the “Repriced Warrants”). Other than the reduction in exercise price, the terms of the Repriced Warrants remain the same and unchanged. The exercise of the Repriced Warrants will be subject to approval of the Company’s stockholders.
Use of Proceeds
We estimate that the net proceeds from this offering (excluding any proceeds from the Repriced Warrants) will be approximately $5.2 million, after deducting estimated placement agent fees and estimated offering expenses, based on the combined public offering price of $0.30 per share of common stock and accompanying common warrants, if all of the securities offered hereby are sold in this offering. However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, which could include expenditures related to potential acquisitions.
For additional information please refer to the section entitled “Use of Proceeds” on page 35 of this prospectus.
Best Efforts Offering
We have agreed to offer and sell the securities offered hereby to the investors through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 49 of this prospectus.
Lock-up Restrictions
We and each of our directors, officers and certain stockholders are subject to certain lock-up restrictions as identified in the section titled “Plan of Distribution” on page 49 of this prospectus.
Risk Factors
Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” beginning on page 7 of this prospectus and the other information included elsewhere and incorporated by reference in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.
Exchange Listing
Our common stock is listed on Nasdaq under the ticker symbol “NUWE.” There is no established trading market for the common warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the common warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants and the pre-funded warrants will be extremely limited.
Except as otherwise indicated, all information in this prospectus is based on 2,635,718 shares of common stock outstanding as of March 31, 2026, and excludes the following:
•	34,446 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2026, having a weighted average exercise price of $7.32 per share;
•	4,814,761 shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2026, with a weighted-average exercise price of $5.18 per share;
•
89,700 shares and 113,100 shares of our common stock issuable upon the conversion of outstanding shares of our Series F Preferred Stock and Series F-1 Preferred Stock, respectively, as of March 31, 2026 (based on the $0.30 offering price and the anti-dilution provisions in the respective certificates of designation);

•	87 shares of our common stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock as of March 31, 2026;

•	582 shares of our common stock issuable upon conversion of 47 Series J Convertible Preferred Stock issuable upon the exercise of warrants outstanding as of March 31, 2026; and
•	484,154 shares of our common stock reserved for future issuance under our equity incentive plans.
Except as otherwise indicated, all information in this prospectus assumes: (i) no exercise of outstanding stock options after March 31, 2026, (ii) no exercise of Series F Preferred Stock, Series F-1 Preferred Stock or Series J Convertible Preferred Stock after March 31, 2026, and (iii) no exercise of warrants after March 31, 2026 (including any pre-funded warrants, common warrants or Placement Agent Warrants being offered hereby or any Repriced Warrants).

RISK FACTORS
An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus, and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report for the quarter ended March 31, 2026, which are incorporated by reference and the other information in this prospectus. Any of the risks and uncertainties set forth herein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.
SUMMARY OF RISK FACTORS
•	We are raising additional capital to fund our operations through the end of fiscal year 2026. If additional capital is not available, we will have to delay, reduce or cease operations.
•
Our near-term prospects are highly dependent on revenues from a single product, the Aquadex System. We face significant challenges in expanding market acceptance of the Aquadex System, which could adversely affect our potential sales.

•
We have limited history of operations and limited experience in sales and marketing, and we might be unsuccessful in increasing our sales and cannot assure you that we will ever generate substantial revenue or be profitable.

•	We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses in the near term.
•	We have identified two material weaknesses in connection with our internal control over financial reporting which, if not remediated, could adversely affect our business, reputation and stock price.
•	We depend on a limited number of customers, the loss of which, or failure of which to order our products in a particular period, could cause our revenues to decline.
•
We have limited commercial manufacturing experience and could experience difficulty in producing commercial volumes of the Aquadex System and related components because we depend on third parties for manufacturing.

•	We depend upon third-party suppliers, including single-source suppliers, making us vulnerable to supply problems and price fluctuations.
•	If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute the Aquadex System effectively and our sales will suffer.
•
We compete against many companies, many of which have longer operating histories, more established products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

•	Significant additional governmental regulation could subject us to unanticipated delays which would adversely affect our sales.
•
We have experienced and may continue to experience product defects or issues with quality management, which may result in lawsuits for product liability, and could harm our business, results of operations and financial condition.

•
If we are not able to maintain sufficient quality controls, then the approval or clearance of our products by the FDA or other relevant authorities could be withdrawn, delayed or denied and our sales will suffer.

•	If we violate any provisions of the federal Food, Drug, and Cosmetic Act or any other statutes or regulations, we could be subject to enforcement actions by the FDA or other governmental agencies.
•
Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

•	We face significant uncertainty in the industry due to government healthcare reform and changes to healthcare regulations.
•
We are subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to, or have not fully complied with such laws, we could face substantial penalties.

•	Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.
•	Our business could be adversely affected due to risks related to recent acquisitions and the subsequent integration of such accumulations.
•
If we fail to comply with federal and state laws regarding off-label use of our products, we could be subject to regulatory or enforcement actions and face substantial civil and criminal penalties and our business, financial condition, results of operations, and prospects could be adversely affected.

•
If we or any of our independent contractors, consultants, collaborators, manufacturers, vendors or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could result in penalties and affect our ability to develop, market and sell our product candidates and may harm our reputation.

•	We may not be able to protect our intellectual property rights effectively, which could have an adverse effect on our business, financial condition or results of operations.
•	Intellectual property litigation could be costly and disruptive to us.
•	If we were unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and system could be adversely affected.
•
Our products could infringe patent rights of others, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages or limit our ability to commercialize our products.

•	We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
•
Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

•
Changes in U.S. federal government funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.

•	If we experience an interruption in supply from a material sole-source supplier, our business may be harmed.
•	Nasdaq may delist our common stock from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
•	Nasdaq has proposed enhanced listing standards, which could adversely affect our ability to maintain our Nasdaq listing and access to capital markets.

•	Sales of a substantial number of shares of our common stock by our stockholders in the public market could cause our stock price to fall.
•	The rights of holders of our capital stock will be subject to, and could be adversely affected by, the rights of holders of our outstanding preferred stock and stock that may be issued in the future.
•	There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.
•	We have a large number of authorized but unissued shares of stock, which could negatively impact a potential investor if they purchased our common stock.
•	A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.
•	We are subject to litigation which could result in a material impact on our business, results of operations, and financial condition.
•	Our ability to use U.S. net operating loss carryforwards and other tax attributes might be limited.
•	We do not intend to pay cash dividends on our common stock in the foreseeable future.
•
Provisions in our charter documents and Delaware law may delay or deter a change-in-control transaction or limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

•
We are a “smaller reporting company” under federal securities laws and we cannot be certain whether the reduced reporting requirements applicable to such companies will make our common stock less attractive to investors.

•
Worldwide economic and market conditions, an unstable economy, a decline in consumer spending levels and other adverse developments, including inflation, could adversely affect our business, results of operations and liquidity, and stock price.

•	Changes in spending or budgetary priorities may have a material adverse effect on our business.
•	Changes to U.S. tariff and import/export regulations may have a negative effect on our suppliers and/or service providers and, in turn, could have a material adverse impact on our financial condition.
Risks Related to Our Business
We are raising additional capital to fund our operations through the end of fiscal year 2026. If additional capital is not available, we will have to delay, reduce, or cease operations.
We believe that we have sufficient capital to fund our operations through the end of the second quarter of 2026. We are raising additional capital to fund our operations through the end of fiscal year 2026. Changing circumstances may cause us to consume capital significantly faster than we currently anticipate and could adversely affect our ability to raise additional capital. Additional financing may not be available when we need it or may not be available on terms that are favorable to us. In addition, the risk that we may not be able to continue as a going concern may make it more difficult to obtain necessary additional funding on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our stockholders may suffer dilution and our ability to use our net operating losses to offset future income may be limited. If we raise additional funding through debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, require us to use our cash to make payments under such indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we are unable to secure additional funding, our development programs and our commercialization efforts would be delayed, reduced or eliminated, our relationships with our suppliers and manufacturers may be harmed, and we may not be able to continue our operations.

Our near-term prospects are highly dependent on revenues from a single product, the Aquadex System. We face significant challenges in expanding market acceptance of the Aquadex System, which could adversely affect our potential sales.
Our near-term prospects are highly dependent on revenues from a single product, the Aquadex System, and we have no other commercial products at this time. The established market or customer base for our Aquadex System is limited and our success depends on our ability to increase adoption and utilization of the Aquadex System. Acceptance of our product in the marketplace by healthcare providers is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform healthcare providers of the benefits of using the Aquadex System and to provide further training on its use. We may not be able to build key relationships with healthcare providers to drive further sales in the United States or sell the Aquadex System outside the United States. Product orders may be cancelled, patients or customers currently using our products may cease to do so and patients or customers expected to begin using our products may not do so. In addition, market acceptance of the Aquadex System may require that we make enhancements to the system or its components. We cannot be sure that we will be able to successfully develop such enhancements, or that if developed they will be viewed favorable by the market. Our ability to achieve acceptance of our Aquadex System depends on our ability to demonstrate the safety, efficacy, ease-of-use and cost-effectiveness of the system. We may not be able to expand the adoption and market acceptance of the Aquadex System to both the inpatient and outpatient markets and our potential sales could be harmed.
We have limited history of operations and limited experience in sales and marketing, and we might be unsuccessful in increasing our sales and cannot assure you that we will ever generate substantial revenue or be profitable.
Prior to our acquisition of the Aquadex Business in August 2016, we did not have a product approved for commercial sale and focused our resources on developing and manufacturing our C-Pulse System. On September 29, 2016, we announced a strategic refocus of our strategy that included halting all clinical evaluations of the C-Pulse System to fully focus our resources on commercializing our Aquadex System, taking actions to reduce our cash utilization in connection with such strategic refocus and reviewing potential strategic alliances and financing alternatives. In addition, our business strategy depends in part on our ability to grow our business by establishing an effective salesforce and selling our products to hospitals and other healthcare facilities while controlling costs. In addition to heart failure, we have expanded our commercialization efforts into critical care and post-cardiac surgery. In February 2020, we received 510(k) clearance of the Aquadex SmartFlow system to include pediatric patients who weigh 20kg or more. With this 510(k) clearance, we have expanded our commercialization efforts into pediatrics. We have limited prior experience with respect to sales or marketing of the Aquadex System across heart failure, critical care, post-cardiac surgery and pediatrics. If we are unsuccessful at marketing and selling our Aquadex System, our operations and potential revenues will be materially adversely affected.
We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses in the near term.
We are an emerging company with a history of incurring net losses. We have incurred net losses since our inception, including net losses of $17.5 million as of December 31, 2025. As of December 31, 2025, our accumulated deficit was $316.3 million.
Prior to August 2016, we did not have any products approved for commercialization, generated only limited revenue from our clinical studies and had significant operating losses as we incurred costs associated with the conduct of clinical studies and our research and development programs for our C-Pulse System. We became a revenue-generating company only after acquiring the Aquadex Business from a subsidiary of Baxter in August 2016. We expect to incur additional losses in the near-term as we grow the Aquadex Business, including investments in expanding our sales and marketing capabilities, manufacturing components, and complying with the requirements related to being a U.S. public company listed on Nasdaq. To become and remain profitable, we must succeed in expanding the adoption and market acceptance of the Aquadex System. This will require us to succeed in a range of challenging activities, including training personnel at hospitals and effectively and efficiently manufacturing, marketing and distributing the Aquadex System and related components. There can be no assurance that we will succeed in these activities, and we may never generate revenues sufficient to achieve profitability. If we do achieve profitability, we may not be able to sustain it.

We have identified two material weaknesses in connection with our internal control over financial reporting which, if not remediated, could adversely affect our business, reputation and stock price.
We review and update our internal controls, disclosure controls and procedures, and corporate governance policies as our Company continues to evolve. In addition, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) and management is required to report annually on our internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of SOX until the date we are no longer a “smaller reporting company” as defined by applicable SEC rules.
Our management’s evaluation of the effectiveness of our internal controls over financial reporting as of December 31, 2025, concluded that our controls were not effective, due to material weaknesses resulting from insufficient headcount to fully ensure adequate segregation of duties relating to the accounting and financial reporting function and the information technology function. Additionally, the Company did not prepare and retain contemporaneous documentation to evidence the implementation and operation of controls, including controls related to the review of balance sheet reconciliations, the preparation and recording of journal entries and controls over user access. A material weakness is a deficiency or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s interim or annual condensed consolidated financial statements will not be prevented or detected on a timely basis.
Subject to limitations on liquidity that may prevent or delay additional hirings, the Company is taking steps to remediate these material weaknesses as soon as possible. We can give no assurance that these measures will remediate the material weakness in internal control, or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to restatements of our financial statements or cause us to fail to meet our reporting obligations. Any such failure could also lead to reputational damage and a decrease in the market price of our stock.
We depend on a limited number of customers, the loss of which, or failure of which to order our products in a particular period, could cause our revenues to decline.
Our ten largest customers represented 49.3% and 49.4% of our revenues in the twelve months ended December 31, 2025, and 2024, respectively, with our largest customer representing 13.7% and 14.4%, respectively, of our revenues during such periods. Customer ordering patterns may vary significantly from quarter to quarter.
Customers may discontinue providing therapies using our products. If one of our largest customers reduced its purchases in a fiscal period, our revenues for that period may be materially adversely affected. Further, if one of our largest customers discontinued the use of our products, our revenues may be materially adversely affected.
We have limited commercial manufacturing experience and could experience difficulty in producing commercial volumes of the Aquadex System and related components because we depend on third parties for manufacturing.
We do not own or operate, and currently have no plans to establish, any manufacturing facilities for our products. We currently rely, and expect to continue to rely, on third-party contract manufacturers to manufacture our products for our commercial use. We currently work exclusively with KDI Precision Manufacturing as the sole manufacturer for the production of the Aquadex SmartFlow® Console, AquaFlexFlow® Blood Circuits, and dELC® Catheters. If any issues arise in the manufacturing and we are unable to arrange for alternative third-party manufacturing sources, we are unable to find an alternative third party capable of reproducing the existing manufacturing method or we are unable to do so on commercially reasonable terms or in a timely manner, we may not be able to meet customer demand.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our products, including:
•	reliance on the third party for regulatory compliance and quality assurance;
•	the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control;
•	the possibility of termination or nonrenewal of the agreement by the third party, based on our own business priorities, at a time that is costly or damaging to us;
•	current manufacturer and any future manufacturers may not be able to manufacture our products at a cost or in quantities or in a timely manner necessary to make commercially successful products;
•
equipment malfunctions, power outages or other general disruptions experienced by our third-party manufacturers to their respective operations and other general problems with a multi-step manufacturing process; and

•	the possible misappropriation or disclosure by the third party or others of our proprietary information, including our trade secrets and know-how.
If third-party manufacturers do not successfully carry out their contractual obligations or meet expected timelines our results of operations could be impacted. Our manufacturers are also subject to federal, state and local laws and regulations in the United States and abroad governing laboratory procedures and the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. Compliance with applicable environmental, health and safety laws and regulations are expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.
We depend upon third-party suppliers, including single-source suppliers, making us vulnerable to supply problems and price fluctuations.
We rely on third-party suppliers, including single-source suppliers, to provide us with certain components of the Aquadex System. We have no long-term contracts with the majority of our third-party suppliers that guarantee volume or the continuation of payment terms. We depend on our suppliers to provide us with materials in a timely manner that meet our quality, quantity and cost requirements. The forecasts of demand we use to determine order quantities and lead times for components purchased from outside suppliers may be incorrect. If we do not increase our sales volumes, which drive our demand for our suppliers’ products, we may not procure volumes sufficient to receive favorable pricing, which could impact our gross margins if we are unable to pass along price differences to our customers. Recent global economic cost inflation trends could unfavorably impact pricing from our suppliers, which could impact our gross margins if we are unable to pass along price differences to our customers. Our failure to obtain required components or subassemblies when needed and at a reasonable cost would adversely affect our business. These suppliers may encounter problems during manufacturing for a variety of reasons, any of which could delay or impede their ability to meet our demand. Any difficulties in locating and hiring third-party suppliers, or in the ability of third-party suppliers to supply quantities of our products at the times and in the quantities we need could have a material adverse effect on our business.
If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute the Aquadex System effectively and our sales will suffer.
Our strategy requires us to provide a significant amount of customer service, maintenance, and other technical service to our customers. To provide these services, we have begun, and will need to continue, to develop a network of distribution and a staff of employees and independent contractors in each of the areas in which we intend to operate. We cannot assure that we will be able to organize and manage this network on a cost-effective basis. If we cannot effectively organize and manage this network, then it may be difficult for us to distribute our products and to provide competitive service and support to our customers, in which case customers may be unable, or decide not, to order our products and our sales will suffer.
We compete against many companies, many of which have longer operating histories, more established products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.
Competition from medical device companies and medical device divisions of healthcare companies, pharmaceutical companies and gene- and cell-based therapies is intense and expected to increase. The vast majority of patients with fluid overload receive pharmacological treatment (diuretics) as a standard of care. There are no direct competitors for the Aquadex System in heart failure or critical care in the U.S., other than diuretics. Other systems, such as Baxter’s Prismaflex, a filter-based device that is approved for continuous renal replacement therapy for patients weighing 20kg or more with acute renal failure and/or fluid overload. In pediatrics, the Carpediem system distributed by Medtronic is indicated for use in acute kidney injury or fluid overloaded patients requiring hemodialysis or hemofiltration therapy, and Baxter’s HF20 Set is authorized under an Emergency Use Authorization to deliver CRRT to treat patients of low weight (8-20 kg) in an acute care environment during and since the COVID-19 pandemic.
Our ability to compete effectively depends upon our ability to demonstrate the advantages of ultrafiltration as compared to diuretics, a pharmacological treatment that is currently the standard of care. In addition, we need to distinguish the Aquadex System from the indirect competition of other devices that can also be used to conduct ultrafiltration.
Significant additional governmental regulation could subject us to unanticipated delays which would adversely affect our sales.
Our business strategy depends in part on our ability to expand the use of the Aquadex System in the market as quickly as possible. To achieve expanded market use of the Aquadex System, we may develop additional enhancements to the system or its components. Depending on their nature, such enhancements may be subject to review by the FDA and regulatory authorities outside of the United States under the applicable regulations. Any regulatory delay in our ability to implement enhancements to the Aquadex System or its components could have an adverse effect on our potential sales.
Healthcare laws in the United States and other countries are subject to ongoing changes, including changes to the amount of reimbursement for hospital services. Additional laws and regulations, or changes to existing laws and regulations that are applicable to our business may be enacted or promulgated, and the interpretation, application or enforcement of the existing laws and regulations may change. In that regard, the Trump administration’s legislative and regulatory agendas, as they relate to the healthcare and medical device industries, remain uncertain. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements or the specific effects any of these might have on our business. However, in the United States and international markets, we expect that both government and third-party payers will continue to attempt to contain or reduce the costs of healthcare by challenging the prices charged, or deny coverage, for healthcare products and services. Any future laws, regulations, interpretations, applications or enforcement could delay or prevent regulatory approval or clearance of our Aquadex System and our ability to market our Aquadex System. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA and/or other agencies as described above, all of which could impair our ability to manufacture and to sell the affected products.
In the United States, the products included in the Aquadex System are purchased primarily by customers, such as hospitals or other healthcare providers. Customers bill various third-party payers for covered therapies involving the Aquadex System provided to patients. These payers, which include federal health care programs (e.g., Medicare and Medicaid), state healthcare programs, private health insurance companies and managed care organizations, then reimburse our customers based on established payment formulas that consider part or all of the cost associated with these devices and the related procedures performed. Legislative proposals can substantially change the way healthcare is financed by both governmental and private insurers and may negatively impact payment rates for our system.
While the agency responsible for administering the Medicare program, the CMS, has not issued a favorable national coverage determination under its Investigational Device Exemption Studies Program for ultrafiltration using the Aquadex System, a number of private insurers have approved reimbursement for the products included in the Aquadex System for specific indications and points of service. In addition, patients and providers may seek insurance coverage on a case-by-case basis. On January 1, 2022, a new and dedicated Category III CPT code, 0692T, became effective for Therapeutic Ultrafiltration. Healthcare providers can utilize this code when using Aquadex to deliver ultrafiltration to adult and pediatric patients (≥ 20kg). The approved temporary Therapeutic Ultrafiltration Category III CPT code will be in effect for at least five years and provides additional reimbursement for ultrafiltration administered in the outpatient setting.
We have experienced and may continue to experience product defects or issues with quality management, which may result in lawsuits for product liability, and could harm our business, results of operations and financial condition.
The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, unanticipated use of a product or inadequate disclosure of risks relating to the use of the product can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to a product (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. Any recall of our Aquadex System or any related components could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products could also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals.
We may be held liable if any product we develop or commercialize causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. The safety studies we must perform, and the regulatory approvals required to commercialize our products will not protect us from any such liability. We carry product liability insurance with a $6.0 million aggregate limit. However, if there are product liability claims against us, our insurance may be insufficient to cover the expense of defending against such claims or may be insufficient to pay or settle such claims. Furthermore, we may be unable to obtain adequate product liability insurance coverage for commercial sales of any approved product. If such insurance is insufficient to protect us, our business, results of operations and financial condition will be harmed. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage. Even if a product liability claim against us is without merit or if we are not found liable for any damages, a product liability claim could result in decreased interest in our registry studies, decreased demand for our system, if approved for commercialization, injury to our reputation, diversion of management’s attention from operating our business, withdrawal of study participants, significant costs of related litigation, loss of revenue or the inability to commercialize our products.
If we are not able to maintain sufficient quality controls, then the approval or clearance of our products by the FDA or other relevant authorities could be withdrawn, delayed or denied and our sales will suffer.
Approval or clearance of our products could be withdrawn, delayed, or denied by the FDA and the relevant authorities of other countries if our manufacturing facilities do not comply with their respective manufacturing requirements. The FDA imposes requirements on quality control systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. The FDA also imposes requirements through the Quality Management System Regulation (“QMSR”), which include requirements for good manufacturing practices, or GMP. Failure to comply with these requirements could prevent us from obtaining FDA approval of our products and from marketing such products in the United States.
Our manufacturing facilities have not been inspected and certified by a Notified Body. We cannot be sure that our facilities or the processes we use will comply or continue to comply with their respective requirements on a timely basis or at all, which could delay or prevent obtaining the approvals we need to market our products in the European Union Community and the United States.
To market our products in the United States and other countries, where approved, manufacturers of such products must continue to comply or ensure compliance with the relevant manufacturing requirements. Although we cannot control the manufacturers of our products, if we choose to subcontract manufacturing to a contract manufacturer, we may need to expend time, resources and effort in product manufacturing and quality control to assist with their continued compliance with these requirements. If violations of applicable requirements are noted

during periodic inspections of the manufacturing facilities of our manufacturers or we fail to address issues raised by the FDA in these inspections, then we may not be able to continue to market the products manufactured in such facilities and our revenues may be materially adversely affected.
If we violate any provisions of the federal Food, Drug, and Cosmetic Act or any other statutes or regulations, we could be subject to enforcement actions by the FDA or other governmental agencies.
We face a significant compliance burden under the FDC Act and other applicable statutes and regulations which govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our medically approved products.
If we violate the federal Food, Drug, and Cosmetic Act or other regulatory requirements at any time during or after the product development and/or approval process, we could be subject to enforcement actions by the FDA or other agencies, including: Warning or Untitled letters, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of the production of our products, withdrawal of any existing approvals or pre-market clearances of our products, refusal to approve or clear new applications or notices relating to our products, recommendations that we not be allowed to enter into government contracts and criminal prosecution. Any of the above could have a material adverse effect on our business, financial condition and results of operations.
Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.
We are subject to the FDA’s medical device reporting regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that our product(s) may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. Manufacturers are also expected to maintain certain policies, procedures, and records regarding complaints and medical device reporting. If we fail to comply with our reporting and recordkeeping obligations, the FDA could take action, including Warning letters, Untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products. In addition, information contained in an MDR could trigger FDA regulatory actions such as inspections, recalls and patient/physician notifications; and because the reports are publicly available, MDRs could become the basis for private lawsuits, including class actions.
The FDA has the authority to require the recall of a device in the event of material deficiencies or defects in design or manufacture or if it poses an unacceptable risk to health. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action.
Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may, in the future, initiate voluntary withdrawals or corrections for our products that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of time and capital, will distract management from operating our business and may harm our reputation and financial results.
If any of these events occur, then we could incur significant expenses, and it could become more difficult for us to market and sell our products and to generate revenues from sales. Other countries may impose analogous reporting requirements that could cause us to incur expenses and may also limit our ability to generate revenues from sales of our products.
We face significant uncertainty in the industry due to government healthcare reform and changes to healthcare regulations.
Since its implementation beginning in 2010, the Affordable Care Act has significantly changed, and continues to change, how health care services are covered, delivered and financed in the United States. The Affordable Care Act is extremely complex, and, as a result, additional legislation is likely to be considered and enacted over time. The impact of the Affordable Care Act on the health care industry is extensive and includes, among other things, the federal government assuming a larger role in the health care system, expanding healthcare coverage of United States citizens and mandating basic healthcare benefits. The future of the Affordable Care Act and its implementation, however, is uncertain as the Affordable Care Act has continuously been the subject of legal and political challenges and national debate, which itself constitutes a risk. To date, the Affordable Care Act has survived three major Supreme Court challenges and no bills wholly repealing the Affordable Care Act have passed both chambers of Congress.
Whether or not the Affordable Care Act remains in effect, it is expected that federal and state governments will continue to consider various reform proposals in the health care industry that may be adopted in the future. These reforms could have a material adverse effect on our industry generally and on our customers. We cannot predict what health care programs and regulations will be ultimately implemented at the federal or state level, particularly given the recent change in administration, or the effect of any future legislation or regulation. However, any healthcare reforms enacted in the future may, like the Affordable Care Act, be phased in over a number of years, but if enacted, could reduce our revenue, increase our costs, or require us to change the ways in which we conduct business or put us at risk for loss of business. In addition, our results of operations, financial position and cash flows could be materially adversely affected by changes under the Affordable Care Act and changes under any federal or state legislation adopted in the future.
The Affordable Care Act includes a Hospital Readmission Reduction program and is designed to reduce payments to hospitals with excess heart failure readmissions, among other conditions. The penalty to hospitals can be significant, as much as 3% of total Medicare reimbursement. We believe the Aquadex System may offer hospitals an economic benefit for using the device on a regular basis for in-patient or out-patient usage to avoid readmissions for heart failure; however, if the Hospital Readmission Reduction program is repealed, hospitals may not be as inclined to take measures to reduce readmissions.
Moreover, the federal Physician Payment Sunshine Act (the “Sunshine Act”), which was enacted as part of the Affordable Care Act, requires applicable medical device companies to track and publicly report, with limited exceptions, all payments and other transfers of value to physicians and teaching hospitals in the U.S. Implementing regulations for these tracking and reporting obligations were finalized in 2013, and companies have been required to track payments made since August 1, 2013. If we fail to comply with the data collection and reporting obligations imposed by the Sunshine Act, we may be subject to substantial civil monetary penalties.
We are subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to, or have not fully complied with such laws, we could face substantial penalties.
Our operations are directly, or indirectly through customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the Stark law and federal False Claims Act (the “FCA”). These laws may impact, among other things, our sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated.
The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.
The federal physician self-referral law, commonly referred to as the Stark Law, is a strict liability statute that generally prohibits physicians from making referrals for the furnishing of any “designated health services,” for which payment may be made under the Medicare or Medicaid programs, to any entity with which the physician (or an immediate family member) has an ownership interest or compensation arrangement, unless an applicable exception applies. Moreover, many states have adopted or are considering adopting similar laws, some of which extend beyond the scope of the Stark Law to prohibit the payment or receipt of remuneration for the prohibited referral of patients for designated healthcare services and physician self-referrals, regardless of the source of the payment for the patient’s care. If it is determined that any of the relationships we may have with physicians violate the Stark Law or similar statutes, we could become subject to civil and criminal penalties. The imposition of any such penalties could harm our business.
The FCA prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the FCA, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a FCA action. When an entity is determined to have violated the federal FCA, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal FCA.
We are unable to predict whether we could be subject to actions under any of these laws, or the impact of such actions. If we are found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations.
Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.
We are subject to the Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption, anti-bribery and anti-money laundering laws in various jurisdictions both domestic and abroad. The FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including its international subsidiary, and to devise and maintain an adequate system of internal accounting controls for international operations. Our distribution arrangements outside the U.S. present some risk under these laws. Our distributors may sell our products to healthcare providers that are owned, controlled or managed by a foreign government and its employees, including healthcare providers may be deemed to be a foreign official under the FCPA. We could be held liable for the actions of our distributors. While we have policies and procedures to address compliance with these laws, we cannot assure you that our distributors will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage and other consequences. Any investigations, actions or sanctions could adversely affect our business, operating results and financial condition.
If we acquire other businesses, products or technologies, we could incur additional impairment charges and will be subject to risks that could hurt our business.
We may pursue acquisitions to obtain complementary businesses, products or technologies. Any such acquisition may not produce the revenues, earnings or business synergies that we anticipate, and an acquired business, product or technology might not perform as we expect. Our management could spend a significant amount of time, effort and money in identifying, pursuing and completing the acquisition. If we complete an acquisition, we may encounter significant difficulties and incur substantial expenses in integrating the operations and personnel of the acquired businesses, products or technologies into our operations. In particular, we may lose the services of key employees and we may make changes in management that impair the acquired business’s relationships with employees, vendors and customers. Additionally, we may acquire development-stage companies that are not yet profitable and which require continued investment, which could decrease our future earnings or increase our future losses.
Any of these outcomes could prevent us from realizing the anticipated benefits of an acquisition. To pay for an acquisition, we might use stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity would be reduced.
As a result of a potential acquisition, we may be required to capitalize a significant amount of intangibles, including goodwill. We would be required to review our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. In addition, we would be required to evaluate goodwill for impairment annually, or to the extent events or conditions indicate a risk of possible impairment during the interim periods prior to its annual impairment test. In the year ended December 31, 2017, we recognized impairment charges of $4.0 million related to goodwill and intangibles assets from our acquisition of the Aquadex Business. If we were required to recognize impairment charges related to future acquisitions, those charges could decrease our future earnings or increase our future losses.
Our business could be adversely affected due to risks related to recent acquisitions and the subsequent integration of such accumulations.
On March 17, 2026 we acquired all of the issued and outstanding ordinary shares of Rendiatech Ltd., an Israeli-based medical technology company focused on automated kidney function monitoring. We cannot be certain that we will be able to identify, consummate and successfully integrate this or any future acquisitions, and no assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. Transactions that we consummate would involve risks and uncertainties to us, including mispricing the inherent value of the acquired entity, as well as potential difficulties in integrating systems, related assets, and realizing synergies.
The risks associated with our recent acquisitions and any future acquisitions include, but are not limited to:
•	we could be subject to liabilities that could be material or become subject to litigation or regulatory risks as a result of the acquisition;
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unanticipated costs, delays or other operational or financial problems related to integrating the products, product candidates, technologies, business operations, systems, controls and personnel of an acquired company or asset with our company;

•	failure to successfully develop and commercialize acquired products, product candidates or technologies or to achieve other strategic objectives;
•	disruption of our ongoing business and diversion of our management’s and employees’ attention from ongoing development of our existing business and other opportunities and challenges; and
•	unanticipated restructuring and other integration costs may be incurred.

Any of these risks, whether with respect to the recent or any future acquisitions, could have a material adverse effect on our business and results of operations.
If we fail to comply with federal and state laws regarding off-label use of our products, we could be subject to regulatory or enforcement actions and face substantial civil and criminal penalties and our business, financial condition, results of operations, and prospects could be adversely affected.
Our educational and promotional activities and training methods must comply with the FDCA and other applicable laws, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside of its cleared or approved indications is known as “off-label” use. Health care professionals may use authorized medical devices off-label in their professional medical judgment in the care of a patient, as the FDA does not regulate the practice of medicine. Medical device companies, however, are prohibited from marketing and promoting products for indications and uses that are not authorized by FDA.
Notwithstanding the regulatory restrictions on off-label promotion, the FDA and other regulatory authorities allow companies to engage in certain types of truthful, non-misleading, and non-promotional speech concerning their products. Accordingly, we engage in medical education activities and communicate with healthcare professionals about many aspects of our products and clinical trials. In addition, we are aware that the Aquadex System, which is cleared by FDA solely for use in adults and pediatric patients weighing 20 kg or more, is being used off-label to treat patients who weigh under 20 kg, including being modified by children’s hospitals so that it can provide dialysis to neonates and other premature infants who were born either without kidneys or without normal kidney function. These patients typically have very few other treatment options given the large extracorporeal blood volume required by standard dialysis machines, the need for blood priming of the dialysis circuit and the use of large catheters.
Although we believe that all of our communications regarding off-label uses are in compliance with the relevant regulatory expectations, the FDA or another regulatory authority may disagree, and characterize such communications as marketing and promotion of an off-label use.
If the FDA determines that our, or our commercial partners’ educational activities, training, and/or marketing constitutes promotion of an off-label use, it could request that we or our commercial partners cease to use, or modify, those promotional materials. We also could be subject to regulatory or enforcement actions, including the issuance of Untitled or Warning letters, injunctions, seizures, civil fines and criminal penalties, any of which could have an adverse impact on our reputation and financial results.
In addition to FDA, we may be subject to significant enforcement actions from other federal and state enforcement authorities, such as the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services (“HHS OIG”), if they consider our communications, including promotional and training materials, to constitute promotion of an uncleared, uncertified or unapproved use of a medical device. In the U.S., engaging in off-label promotion of our products, following approval, for off-label uses can also subject us to false claims and other litigation under federal and state statutes, including fraud and abuse and consumer protection laws, which can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict the manner in which we promote or distribute therapeutic products and do business through, for example, corporate integrity agreements, suspension or exclusion from participation in federal and state healthcare programs, and debarment from government contracts and refusal of future orders under existing contracts. These laws include the federal False Claims Act, which allows any individual to bring a lawsuit against a company on behalf of the federal government alleging submission of or causing others to submit false or fraudulent claims for payment by a federal program such as Medicare or Medicaid. Many False Claims Act lawsuits against, and preceding investigations of, manufacturers of healthcare products are brought every year, leading to several substantial civil and criminal settlements related to off-label uses. In addition, False Claims Act lawsuits may expose manufacturers to follow-on claims by private payors based on fraudulent marketing practices. This growth in litigation has increased the risk that a company will have to defend a false claim action, pay settlement fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid, or other federal and state healthcare programs. If we or our collaborators do not lawfully promote our approved products, we may become subject to such investigations and litigation and, if we do not successfully defend against such actions, those actions may have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, we must have adequate substantiation for the claims we make for our products and services. If any of our claims are determined to be false, misleading or deceptive, our products and services could be considered misbranded under the Federal Food, Drug, and Cosmetic Act (“FDCA”) or in violation of the Federal Trade Commission Act. We could also face lawsuits from our competitors under the Lanham Act alleging that our marketing materials are false or misleading.
Foreign jurisdictions have their own laws and regulations concerning medical devices, including marketing authorizations and certifications, communications about off-label uses, and substantiation of advertising and promotional claims. Failure to comply with those laws and regulations could result in actions against us, including fines, penalties and exclusion from the market. Any such actions could adversely affect our ability to market new products and services or continue to market existing products and services in those jurisdictions.
If we or any of our independent contractors, consultants, collaborators, manufacturers, vendors or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could result in penalties and affect our ability to develop, market and sell our product candidates and may harm our reputation.
We are subject to federal, state, and foreign healthcare laws and regulations pertaining to fraud and abuse and patients’ rights. These laws and regulations include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid;

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federal civil and criminal false claims laws, including the FCA and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting or causing to be presented, claims for payment by government funded programs such as Medicare or Medicaid that are false or fraudulent, and which may apply to us by virtue of statements and representations made to customers or third parties;

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the federal Health Insurance Portability and Accountability Act (“HIPAA”), which prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, health care benefits, items or services;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, imposes requirements relating to the privacy, security, and transmission of individually identifiable health information, and requires notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

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the Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to CMS, information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members, which is published in a searchable form on an annual basis; and

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state and foreign laws comparable to each of the above federal laws, such as, for example, anti-kickback and false claims laws that may be broader in scope and also apply to commercial insurers and other non-federal payors; requirements for mandatory corporate regulatory compliance programs; laws relating to patient data privacy and security; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other health care providers; and state and local laws requiring the registration of device sales and medical representatives. The shifting regulatory environment, along with the requirement to comply with multiple jurisdictions with different and difficult compliance and reporting requirements, increases the possibility that we may run afoul of one or more laws. The costs to comply with these regulatory requirements are becoming more expensive and will also impact our profitability.
Because of the breadth of these laws and regulations and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our operations, including our arrangements with physicians and customers could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any such healthcare laws and regulations, we may be subject to penalties, including administrative, civil and criminal penalties, monetary damages, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely affect our financial results. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.
Risks Related to Our Intellectual Property
We may not be able to protect our intellectual property rights effectively, which could have an adverse effect on our business, financial condition or results of operations.
We have filed ten (10) patent applications related to our dedicated pediatric device in development. These resulted in eight (8) issued patents, one abandoned application, and one (1) pending patent application. The first issued patent involves a mechanical design for the therapy bags to allow easy load/unload by the user. The second issued patent involves transport mode operation on battery power, enabling patient mobility. Other pending patent applications involve an extracorporeal blood filtration machine that includes flexible source line connection, open versus closed loop fluid collection controls, a self-emptying bag, improved density measurement techniques, an algorithm to ensure reliable auto clamp safety engagement, a blood leak detector that can detect hemolyzed blood, and mechanical cartridge design to ease manufacturing assembly and user setup.
In addition, given the strategic refocus away from the C-Pulse System and towards the Aquadex System, we have chosen to limit the maintenance of issued C-Pulse System patents.
Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us any financial return. Even if issued, existing or future patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to obtain commercial benefits from them. Changes in patent laws or their interpretation in the United States and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. In order to preserve and enforce our patent and other intellectual property rights, we may need to make claims or file lawsuits against third parties. This can entail significant costs to us and divert our management’s attention from our business.
Intellectual property litigation could be costly and disruptive to us.
In recent years, there has been significant litigation involving intellectual property rights in the medical device industry. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies used in our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel or require us to pay substantial damages. If we are unsuccessful in defending ourselves against these types of claims, we may be required to do one or more of the following:
•	halt use of our Aquadex System;
•	attempt to obtain a license to sell or use the relevant technology or substitute technology, which license may not be available on reasonable terms or at all; or
•	redesign our system.

In the event a claim against us were successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our system to avoid infringement, our business, results of operations and financial condition would be significantly harmed.
If we were unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and system could be adversely affected.
In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Our products could infringe patent rights of others, which may require costly litigation and, if we are not successful, could cause us to pay substantial damages or limit our ability to commercialize our products.
Our commercial success depends, in part, on our ability to increase adoption of the Aquadex System without infringing the patents and other proprietary rights of third parties. As our industry expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our system and technologies of which we are not aware or that we must challenge to continue our operations as currently contemplated. Our system may infringe or may be alleged to infringe these patents.
In addition, some patent applications in the United States may be maintained in secrecy until the patents are issued because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Another party may have filed, and may in the future file, patent applications covering our system or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference or derivation proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is common in our industry, we employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we may collect and store sensitive data, including legally protected health information, personally identifiable information, intellectual property and proprietary business information owned or controlled by ourselves or others. At times we may have access to limited amounts of protected health information as part of other healthcare providers’ provision of treatment to patients with our medical devices. We manage and maintain our applications and data utilizing on-site systems. These applications and data encompass a wide variety of business-critical information including research and development information, commercial information, and business and financial information. We face four primary risks relative to protecting this critical information, including: loss of access risk; inappropriate disclosure risk; inappropriate modification risk; and the risk of our being unable to adequately monitor our controls over the first three risks.
The secure processing, storage, maintenance, and transmission of this critical information is vital to our operations and business strategy. Although we take measures to protect sensitive information from cyberattacks and other unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of personal information and regulatory penalties. To the extent that we may engage in activities regulated by the Health Insurance Portability and Accountability Act and the Health Information Technology for Clinical and Economic Health Act we may have additional regulatory and reporting obligations. Although we believe we have implemented security measures, there is no guarantee we can protect our systems and data from unauthorized access, loss or dissemination that could also disrupt our operations, including our ability to conduct our analyses, conduct research and development activities, collect, process, and prepare company financial information, provide information about our products and other patient and physician education and outreach efforts through our website, manage the administrative aspects of our business, and damage our reputation, any of which could adversely affect our business.
In addition, the interpretation and application of consumer, health-related, and data protection laws in the United States, and elsewhere are often uncertain, contradictory, and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. In addition, these privacy regulations may differ from country to country and may vary based on whether testing is performed in the United States or in the local country. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business.
Changes in U.S. federal government funding for the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including budget and funding levels, the ability to hire and retain key personnel, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Any future government proposals to reduce or eliminate budgetary deficits may include reduced allocations to the FDA and other related government agencies. These budgetary pressures may result in a reduced ability by the FDA to perform its respective roles and may have a related impact on academic institutions and research laboratories whose funding is fully or partially dependent on both the level and the timing of funding from government sources. Robert F. Kennedy Jr., the current Secretary of the U.S. Department of Health and Human Services, which oversees the FDA has previously stated his intent to downsize or restructure this agency. We cannot anticipate the effect that any such restructuring or new appointments may have on our business.
In the event of a partial or complete government shutdown, the FDA and certain other science agencies may temporarily cease certain operations. Furthermore, during such shutdown, the FDA may maintain only operations deemed to be essential for public health while suspending the acceptance of new medical product applications and routine regulatory and compliance work related to medical products and foods.
The U.S. government has previously shut down, including for a prolonged period during the second half of 2025. Disruptions at the FDA and other agencies, such as those resulting from a restructuring of these agencies, a government shutdown, or uncertainty from stopgap spending bills may slow the time necessary for new drugs and devices to be reviewed and/or approved by necessary government agencies and may affect the ability of the healthcare and drug industries to deliver new products to the market in a timely manner, which would adversely affect our operating results and business. Interruptions to the function of the FDA and other government agencies could adversely affect the demand for laboratory space and significantly impact our operating results and our business.
If we experience an interruption in supply from a material sole-source supplier, our business may be harmed.
We are dependent on sole-source suppliers to produce raw materials including our one fully validated third-party sterilizer. If there is any interruption in supply of our raw materials from these sole-source suppliers, for any reason, there can be no assurance that we will be able to obtain adequate alternative quantities of the raw materials within a reasonable time or at commercially reasonable prices. Our suppliers could discontinue the manufacturing or supply of these components at any time.
We do not carry a significant inventory of some of these components. Our suppliers may not be able to meet our demand for their products, either because of acts of nature, the nature of our agreements with those suppliers or our relative importance to them as a customer, and our suppliers may decide in the future to discontinue or reduce the level of business they conduct with us. In addition, if these suppliers are unable to deliver components to us, whether due to a labor shortage, slow down or stoppage, or for any other reason, we would be required to seek alternative suppliers. We might not be able to identify and qualify additional or replacement suppliers for any of these components quickly or at all or without incurring significant additional costs.
We cannot guarantee that we will be able to establish and validate alternative relationships on similar terms, without delay or at all. Finding and validating alternative suppliers may not be feasible or could take a significant amount of time and involve significant expense, and any such delay could significantly harm our business resulting in backorders, production delays and rationing end-user product availability. While we have taken steps to attempt to mitigate the impact of potential supply shortages, a future shortage may have a negative impact on our ability to manufacture our products and harm our business.
RISKS RELATED TO OUR COMMON STOCK
Nasdaq may delist our common stock from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.
Our common stock is listed on the Nasdaq Capital Market under the symbol “NUWE”. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, the minimum stockholders’ equity requirement and the minimum bid price requirement. There can be no assurances that we will be successful in maintaining, or if we fall out of compliance, in regaining compliance with the continued listing requirements and maintaining the listing of our common stock on the NASDAQ Capital Market.
On June 10, 2025, the Company closed an offering of 61,444 shares of its common stock, pre-funded warrants to purchase 335,381 shares of common stock, in each case with accompanying Series A Warrants to purchase up to 1,190,480 shares of common stock (“Series A Warrants”) and Series B Warrants to purchase up to 396,829 shares of common stock (“Series B Warrants”, collectively, the “June 2025 Offering”). The public offering price per share of common stock and accompanying warrants was $12.60 per share and accompanying warrants, and the public offering price per pre-funded warrant and accompanying warrants was $12.5958 per pre-funded warrant and accompanying warrants. The Series B Warrants had an exercise price of $12.60 and are exercisable for a period of five years following the receipt of stockholder approval, which we obtained on August 4, 2025. The Series A Warrants contained a one-time reset of the exercise price in the event that the Company implemented the 2025 Reverse Stock Split (as defined below) equal to the greater of: (i) 20% of the combined public offering price per share of common stock and accompanying warrants in the offering and (ii) the lowest daily volume weighted average price for the five trading days immediately following the date of the implementation of the 2025 Reverse Stock Split.
As a result of specific terms included in the Series A Warrants and the Series B Warrants, it was determined that outstanding Series A Warrants and the Series B Warrants should be classified as a liability on the Company’s balance sheet until (i) in the case of the Series A Warrants, the price reset is triggered in connection with the reverse split or (ii) the warrants are exercised for shares of common stock.
On July 3, 2025, the Company consummated a one-for-forty-two reverse stock split of the Company’s issued and outstanding shares of common stock (the “2025 Reverse Split”). As a result of this reverse stock split, the price reset provision of the Series A Warrants was triggered, resulting in the exercise price being reduced to $7.00 per share, and the transition of any outstanding Series A Warrants from being classified as a liability on the Company’s balance sheet into equity. On August 4, 2025 at a special meeting our stockholders approved, amongst other things, the exercise of the Series A and Series B Warrants in accordance with Nasdaq Listing Rule 5635(d). Following this special meeting, the holders of the Series B Warrants exercised a majority of the outstanding warrants, resulting in the removal of a majority of the liability associated with the outstanding Series B Warrants from the Company’s balance sheet.
As a result of the above, the Company’s stockholders’ equity as of June 30, 2025, as reported in the interim financial statements included in the Company’s Quarterly Report on Form 10-Q, was below the Stockholders’ Equity Requirement. However, as of the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, the liability associated with the Series A Warrants was reclassified as equity and a majority of the liability associated with the Series B Warrants was removed, resulting in a pro forma stockholders’ equity of $4,507 (in thousands) as of June 30, 2025, and the Company believes it continues to be in compliance with the minimum Stockholders’ Equity Requirement.
On June 18, 2025, the Company received a Deficiency Notice from the Listing Qualifications Department of Nasdaq informing the Company that because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, the Company was not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Deficiency Notice also indicated that the Company was not eligible for any compliance period specified in Nasdaq Listing Rule 5810(c)(3)(A) because the Company effected a reverse stock split over the prior one-year period or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one; accordingly, the Company was informed that its securities were subject to delisting from Nasdaq unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). As previously disclosed, the Company effected the 2024 Reverse Stock Split on June 27, 2024. The Company timely requested a hearing before the Panel, which was scheduled for August 12, 2025. At its annual meeting held on May 20, 2025, the Company’s stockholders approved a proposal allowing the board of directors of the Company to effect a reverse split in the range of 1-for-5 to 1-for-70. The Company’s board of directors authorized the 2025 Reverse Stock Split to regain compliance with the Minimum Bid Price Requirement. On July 22, 2025, the Company received formal notice from Nasdaq stating that it has resolved the previously disclosed bid price deficiency. As a result, the hearing previously scheduled with the Nasdaq Hearings Panel for August 12, 2025 was cancelled, and shares of the Company’s Common Stock continue to be listed and traded on the Nasdaq Capital Market under the ticker “NUWE.”
If our Common Stock is delisted from Nasdaq, our ability to raise capital through public offerings of our securities and to finance our operations could be adversely affected. We also believe that delisting would likely result in decreased liquidity and/or increased volatility in our Common Stock and could harm our business and future prospects. In addition, we believe that, if our Common Stock is delisted, our stockholders would likely find it more difficult to obtain accurate quotations as to the price of the Common Stock and it may be more difficult for stockholders to buy or sell our Common Stock at competitive market prices, or at all.
If our Common Stock is delisted, our Common Stock would likely then trade only in the over-the-counter market. If our Common Stock were to trade on the over-the-counter market, selling our Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for us; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.
In addition to the foregoing, if our Common Stock is delisted from Nasdaq and it trades on the over-the-counter market, the application of the “penny stock” rules could adversely affect the market price of our Common Stock and increase the transaction costs to sell those shares. The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. If our Common Stock is delisted from Nasdaq and it trades on the over-the-counter market at a price of less than $5.00 per share, our Common Stock would be considered a penny stock. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our Common Stock and may affect the ability of investors to sell their shares, until our Common Stock no longer is considered a penny stock.
We continue to actively monitor our performance with respect to the listing standards and will consider available options to resolve any deficiency and maintain compliance with the Nasdaq rules. There can be no assurance that we will be able to maintain compliance or, if we fall out of compliance, regain compliance with any deficiency, or if we implement an option that regains our compliance, maintain compliance thereafter.
Nasdaq has proposed enhanced listing standards, which could adversely affect our ability to maintain our Nasdaq listing and access to capital markets.
Our common stock is listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share for thirty consecutive business days. On January 13, 2026, Nasdaq filed a rule proposal with the SEC to adopt a new continued listing requirement that would require all companies listed on Nasdaq to maintain a minimum market value of listed securities of $5 million. Under the proposed rule, if a company’s market value of listed securities falls below this threshold for 30 consecutive trading days, Nasdaq may immediately suspend trading and initiate delisting proceedings without affording the company a compliance cure period. This proposed rule, if adopted, would be in addition to Nasdaq’s existing continued listing requirements. On April 28, 2026, the SEC instituted proceedings to determine whether to approve or disapprove the proposed rule change, which means the proposal has not yet been approved and the timeline for adoption remains uncertain. If the proposed rule is adopted and the market value of our common stock were to fall below the proposed $5 million threshold or we otherwise fail to satisfy Nasdaq’s continued listing standards, we could face delisting proceedings on an accelerated basis. The delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, employees and fewer business development opportunities. The comment period for the proposed rule closed on February 19, 2026. As of April 29, 2026, the proposal remains under SEC review and is not effective.
Sales of a substantial number of shares of our common stock by our stockholders in the public market could cause our stock price to fall.
The number of shares of common stock issuable upon conversion of our outstanding preferred stock and exercise of outstanding warrants is significant in relation to the number of shares of our common stock currently outstanding.
As of March 31, 2026, we have warrants to purchase 4,814,761 shares of common stock outstanding, with exercise prices ranging from $0.0001 to $36,750 with a weighted-average exercise price of $5.18.
As of March 31, 2026, there were 27 shares of Series F Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series F Convertible Preferred Stock”) outstanding, convertible into 10,719 shares of common stock. The certificate of designation for our Series F Convertible Preferred Stock contains an anti-dilution provision, which provision requires the lowering of the applicable conversion price, as then in effect, to the purchase price per share of common stock or common stock equivalents issued in the future. If the effective price per share on a common-stock equivalent basis in a future equity offering is lower than the then-current conversion price of the Series F Convertible Preferred Stock, then such conversion price shall be reduced to such lower price and additional shares of common stock will be issuable upon the conversion of the Series F Convertible Preferred Stock. To the extent the outstanding shares of Series F Convertible Preferred Stock become exercisable for additional shares of common stock, holders of our common stock will experience further dilution.
As of March 31, 2026, there were 34 shares of Series F-1 Convertible Preferred Stock outstanding, convertible into 13,498 shares of common stock.
As of March 31, 2026, there were 147 shares of Series J Convertible Preferred Stock (as defined below) outstanding, convertible into 87 shares of common stock and 582 Series J Convertible Preferred Stock issuable upon the exercise of 47 warrants issued in the October 2023 Offering (as defined below).
If any security holder determines to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our common stock could depress the trading market for our common stock over an extended period of time. Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock. As of March 31, 2026, we have outstanding warrants to purchase an aggregate of approximately 4,814,761 shares of our common stock, and options to purchase an aggregate of approximately 34,446 shares of our common stock, which, if exercised, may further increase the number of shares of our common stock outstanding and the number of shares eligible for resale in the public market.
The rights of holders of our capital stock will be subject to, and could be adversely affected by, the rights of holders of our outstanding preferred stock and stock that may be issued in the future.
Our board of directors has authority, without further stockholder approval, to issue additional shares of preferred stock with such rights, preferences and privileges as our board may determine. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights and liquidation rights that may be greater than the rights of our common stock.
Our board of directors has previously approved, pursuant to this authority, the issuance of preferred stock, and we have 27 shares of Series F Convertible Preferred Stock outstanding, 34 shares of Series F-1 Convertible Preferred Stock outstanding, and 147 shares of Series J Convertible Preferred Stock outstanding as of March 31, 2026. Upon liquidation, dissolution or winding-up of the Company, holders of our Series F Convertible Preferred Stock and Series J Convertible Preferred Stock have the right to receive, out of the assets, whether capital or surplus, of the Company an amount equal to the par value, plus any accrued and unpaid dividends thereon, for each share of such preferred stock held by such holder before any distribution or payment shall be made to the holders of our common stock, and, following such payment, such holders are entitled to receive the same amount that a holder of common stock would receive if such preferred stock was fully converted, pari passu with all the holders of common stock.
Our board of directors may issue additional series of preferred stock. As a result, the rights of holders of our capital stock will be subject to, and could be adversely affected by, the rights of holders of any stock that may be issued in the future.
There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.
We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

We have a large number of authorized but unissued shares of stock, which could negatively impact a potential investor if they purchased our common stock.
On July 3, 2025, we consummated a one-for-forty-two reverse stock split of the Company’s issued and outstanding shares of common stock. This reverse stock split did not change the par value of our common stock or the number of common or preferred shares authorized by our Fourth Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”). Because the number of authorized shares of our common stock was not reduced proportionately, the reverse stock split increased our board of directors’ ability to issue authorized and unissued shares without further stockholder action. As of March 31, 2026 our Certificate of Incorporation provides for 100,000,000 shares of authorized common stock and 40,000,000 shares of authorized preferred stock, 30,000 of which are designated Series A Junior Participating Preferred Stock, 18,000 of which are designated Series F Convertible Preferred Stock, 100 of which are designated Series F-1 Convertible Preferred Stock, and 600,000 of which are designated Series J Convertible Redeemable Preferred Stock. We have 2,635,718 shares of common stock outstanding, 4,873,511 shares reserved for issuance upon the conversion, exercise or vesting of outstanding preferred stock, warrants and options, (including 10,719 shares from Series F, 13,498 shares from Series F-1, 87 shares from Series J Preferred, and 582 Series J Convertible Preferred Stock issuable upon the exercise of 47 warrants issued in the October 2023 Offering, and 484,154 shares of common stock reserved for future grant under the Company’s equity incentive plans.
With respect to authorized but unissued and unreserved shares, we could also use such shares to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management. The issuance of additional shares of common stock or securities convertible into common stock may have a dilutive effect on earnings per share and relative voting power and may cause a decline in the trading price of our common stock. We could use the shares that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.
A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.
Historically, the market price of our common stock has fluctuated over a wide range. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. Limited liquidity in the trading market for our common stock may adversely affect a stockholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile, and it would be harder for a stockholder to liquidate any investment in our common stock. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:
•	our quarterly or annual operating results;
•	changes in our earnings estimates;
•	investment recommendations by securities analysts following our business or our industry;
•	additions or departures of key personnel;
•	changes in the business, earnings estimates or market perceptions of our competitors;
•	our failure to achieve operating results consistent with securities analysts’ projections;
•	future announcements concerning us, including our clinical and product development strategy, or our competitors;

•	regulatory developments, disclosure regarding completed, ongoing or future clinical studies and enforcement actions bearing on advertising, marketing or sales;
•	acquisition or loss of significant manufacturers, distributors or suppliers or an inability to obtain sufficient quantities of materials needed to manufacture our system;
•	fluctuations of investor interest in the medical device sector;
•	changes in industry, general market or economic conditions; and
•	announcements of legislative or regulatory changes.
The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in the health care industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our stock price.
We are subject to litigation which could result in a material impact on our business, results of operations, and financial condition.
Following our announcement of our private placement on January 29, 2026, E.F. Hutton & Co. (“Hutton”) filed a complaint against the Company with the Supreme Court of the State of New York. The complaint alleged, among other things, that we breached our engagement letter with Hutton to act as its exclusive placement agent for our future financings, as discussed in more detail in our Annual and Quarterly Reports for the year and quarter ended December 31, 2025 and March 31, 2026. We subsequently settled this lawsuit on April 24, 2026. This lawsuit and any future lawsuits to which we may become a party are subject to inherent uncertainties and will likely be expensive and time-consuming to investigate, defend and resolve, and will divert our management's attention and financial and other resources. The outcome of litigation is necessarily uncertain, and we could be forced to expend significant resources in the defense of these and other suits, and we may not prevail. Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or we may decide to settle this or other lawsuits on similarly unfavorable terms, which could adversely affect our business, financial condition, results of operations or stock price.
Our ability to use U.S. net operating loss carryforwards and other tax attributes might be limited.
As of December 31, 2025, we had U.S. net operating loss (“NOL”) carryforwards of approximately $240.4 million for U.S. federal income tax purposes. Approximately $118.9 million of NOL carryforwards will expire from 2026 through 2038. Pursuant to the Tax Cuts and Jobs Act of 2017, the NOL carryforwards generated in 2018 through 2025 totaling approximately $121.5 million do not expire. The expiration of state NOL carryforwards will vary by jurisdiction. In addition, future utilization of NOL carryforwards in the U.S. may be subject to certain limitations under Section 382 of the Internal Revenue Code. The Company does not have any foreign tax loss carryovers.
The Company may have experienced additional ownership changes under Section 382 of the Internal Revenue Code in the current and earlier years further limiting the NOL carryforwards that may be utilized. We have not yet completed a formal Section 382 analysis. As a result, prior or future changes in ownership could put limitations on the availability of our NOL carryforwards. In addition, our ability to utilize the current NOL carryforwards might be further limited by future issuances of our common stock.
We do not intend to pay cash dividends on our common stock in the foreseeable future.
We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our stockholders will not realize a return on their investments unless the trading price of our common stock appreciates.

Provisions in our charter documents and Delaware law may delay or deter a change-in-control transaction or limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Delaware law and certain provisions of our Certificate of Incorporation and bylaws make it harder for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include, among other things: authorizing our board of directors to issue, from time to time, any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock; prohibiting stockholders from acting by written consent; requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting; prohibiting stockholders from calling a special meeting of stockholders; and requiring at least two-thirds of the voting power of our outstanding stock entitled to vote to amend or repeal certain provisions of our Certificate of Incorporation or bylaws. Section 203 of the Delaware General Corporation Law from which we did not elect to opt out, provides that if a holder acquires 15% or more of our stock without prior approval of our board of directors, that holder will be subject to certain restrictions on its ability to acquire us within three years. These provisions may delay or deter a change in control of us, and they could limit the price that investors might be willing to pay in the future for shares of our common stock.
Further, our Certificate of Incorporation establishes that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.
We are a “smaller reporting company” under federal securities laws and we cannot be certain whether the reduced reporting requirements applicable to such companies will make our common stock less attractive to investors.
We are a “smaller reporting company” under federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or be more volatile.
Worldwide economic and market conditions, an unstable economy, a decline in consumer spending levels and other adverse developments, including inflation, could adversely affect our business, results of operations and liquidity, and stock price.
As widely reported, in recent years, global credit and financial markets have experienced volatility and disruptions, including declines in consumer confidence, concerns about declines in economic growth and unemployment, increases in the rate of inflation, increases in borrowing rates and changes in liquidity and credit availability, and uncertainty about geopolitical events and other challenges affecting the global economy, including most recently in connection with actions undertaken by the U.S. Federal Reserve Board to address inflation, global conflicts, including war, and supply chain disruptions. These factors could lead to further disruption, instability, and volatility in global markets, continue to increase inflation, disrupt supply chains, adversely affect consumer confidence and disposable income levels and have other impacts on our business. Furthermore, our stock price may decline due in part to the volatility of the stock market and any general economic downturn. These factors could have a negative impact on our potential sales and operating results.
Changes in spending or budgetary priorities may have a material adverse effect on our business.
Our business is dependent upon the FDA and the FDA’s ability to timely respond to our drug development activities. On January 20, 2025, President Trump signed an executive order creating an advisory commission, the “Department of Government Efficiency” to reform federal government processes and reduce expenditures.

Pressures on and uncertainty surrounding the U.S. federal government’s budget, and potential changes in budgetary priorities and spending levels, could adversely affect staffing levels and the funding for the FDA. Disruptions in how the FDA operates due to these policies may materially adversely affect our business.
Changes to U.S. tariff and import/export regulations may have a negative effect on our suppliers and/or service providers and, in turn, could have a material adverse impact on our financial condition.
The United States has recently enacted and proposed to enact significant new tariffs. Additionally, President Trump has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there have been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. On February 20, 2026, the Supreme Court struck down the bulk of President Trump's sweeping tariffs, ruling that the administration overstepped its authority by using the International Emergency Economic Powers Act (IEEPA) to impose them. Hours after the ruling, President Trump signed an executive order for a new 10% global import duty using Section 122 of the Trade Act of 1974. These actions have caused substantial uncertainty and volatility in financial markets and may result in retaliatory measures on U.S. goods.
There continues to exist significant uncertainty about the future relationship between the United States and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly impact the cost of Aquadex System, and other parts and supplies sourced internationally or impact the cost of service providers located outside of the United States, which in turn would negatively impact us.
RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK
We have broad discretion in the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of our existing cash and the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the right or opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash and the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.
The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to timely delivery of shares and indemnification for breach of contract.
There is no public market for the common warrants or pre-funded warrants being offered in this offering.
There is no public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.
The common warrants will not be exercisable unless and until we obtain both Warrant Stockholder Approval and until we effectuate a Reverse Stock Split, and if we are unable to obtain such approval or effectuate such split the common warrants will have no value.
The common warrants will not be exercisable until, and unless, we obtain the approval of our stockholders. We have agreed to use reasonable best efforts to hold a special meeting of stockholders on or prior to sixty days after the consummation of this offering in order to obtain the Warrant Stockholder Approval. There is no guarantee we will be able to hold the special meeting by such date, or at all. If we do not obtain the Warrant Stockholder Approval at the special meeting, we are obligated to call a meeting every sixty days thereafter to seek the Warrant Stockholder Approval until the earlier of the date on which the Warrant Stockholder Approval is obtained or the common warrants are no longer outstanding.
While we intend to promptly seek shareholder approval, if required, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the common warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.
The common warrants included in this offering are speculative in nature.
The common warrants represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of Warrant Stockholder Approval, holders of the common warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.30 per share. Moreover, following this offering, the market value of the common warrants is uncertain and there can be no assurance that the market value of the common warrants will equal or exceed the public offering price. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of common warrants to exercise the common warrants.
We will not receive a significant amount or any additional funds upon the exercise of the pre-funded warrants or zero cash exercise of the Series D common warrants.
Each pre-funded warrant is exercisable for $0.0001 per share of common stock underlying such warrant, which may be paid by way of a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. Additionally, the Series D common warrants can be exercised through a “zero cash” exercise mechanism that will not result in any proceeds to the Company. Accordingly, we will not receive a significant amount or any additional funds upon the exercise of the pre-funded warrants or the Series D common warrants.
Except as otherwise set forth in the common warrants and pre-funded warrants, holders of the common warrants and the pre-funded warrants offered hereby will have no rights as stockholders with respect to the shares of common stock underlying the common warrants and the pre-funded warrants until such holders exercise their common warrants and pre-funded warrants and acquire our common stock.
Except as otherwise set forth in the common warrants and pre-funded warrants, until holders of the common warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders of the common warrants and the pre-funded warrants will have no rights with respect to the shares of our common stock underlying such warrants, such as voting rights. Upon exercise of the common warrants or the pre-funded warrants, as the case may be, the holder will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants that they hold.
A holder of a warrant will not be entitled to exercise any portion of any warrants which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise. As a result, you may not be able to exercise your warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance, you could seek to sell your warrants to realize value, but you may be unable to do so in the absence of an established trading market for the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, and the documents that we have filed with the SEC that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations regarding our ability to execute our commercial strategy; our expectations regarding the sufficiency of our existing cash on hand to fund our operations; the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate clinical trials on a timely basis; the changes in applicable laws or regulations; and other risks and uncertainties described in our filings with the SEC.
Forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. In addition, statements that “we believe,” “we expect,” “we anticipate” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.
Forward-looking statements are subject to a number of risks and uncertainties that could cause actual events to adversely differ from the expectations indicated in these forward-looking statements, including without limitation, the risks and uncertainties described in this prospectus. Actual results could differ materially from those contained in forward-looking statements. Many factors could cause actual results to differ materially from those in forward-looking statements, including those matters discussed below, as well as those listed in the “Risk Factors” section contained herein, in any prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.
We operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. We may not achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our applications or approve the marketing of our products, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, and those described in our filings with the SEC.

USE OF PROCEEDS
We estimate that the net proceeds from this offering (excluding any proceeds from the Repriced Warrants) will be approximately $5.2 million, after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants offered hereunder and assuming a public offering price of $0.30 per share of common stock and accompanying common warrants, if all of the securities offered hereby are sold in this offering.
Because this is a best-efforts offering with no minimum amount, we may sell substantially less than all of the securities offered. The estimated net proceeds to us at various levels of the offering are as follows:
If all of the common warrants to purchase shares of common stock issued in connection with this offering are fully exercised for cash, we would receive additional aggregate proceeds of approximately $24.0 million. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised. Additionally, the common warrants contain a cashless exercise provision that permits exercise of common warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act covering the issuance of the underlying shares. We will receive nominal proceeds, if any, from the cash exercise of the pre-funded warrants, and we will receive no proceeds from the zero cash exercise of the Series D common warrants.
However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; and, as a result, we may receive significantly less in net proceeds in this offering. We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, which could include expenditures related to potential acquisitions.
The amounts and timing of our actual expenditures will depend on numerous factors, including the various factors described under “Risk Factors” in this prospectus and the documents incorporated by reference herein, as well as the amount of cash used in our operations. As a result, our management will have broad discretion over the uses of the net proceeds we receive in connection with the securities offered pursuant to this prospectus and investors will be relying on the judgment of our management regarding the application of the proceeds.
Pending the application of the net proceeds as described above, we will hold the net proceeds from this offering in short-term, interest-bearing securities.

CAPITALIZATION
The following table sets forth our cash and our capitalization as of March 31, 2026:
•	on an actual basis; and
•
on an as adjusted basis to give effect to our issuance and sale of 20,000,000 shares of common stock and accompanying common warrants to purchase up to an aggregate of 80,000,000 shares of common stock in this offering (assuming all pre-funded warrants are exercised in the offering) at the public offering price of $0.30 per share of common stock and accompanying common warrants, assuming the common warrants are equity-classified, after deducting estimated placement agent fees and estimated offering expenses.

You should read the information in this table together with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of March 31, 2026
In thousands, except share and per share data	Actual	As Adjusted
Cash and cash equivalents	$2,083	7,283
Mezzanine Equity:
Series J convertible preferred stock, par value $0.0001 per share; authorized 600,000 shares, issued and outstanding 147 and 147 shares, actual and as adjusted, respectively	8	8
Stockholders’ equity:
Series A junior participating preferred stock as of March 31, 2026 and December 31, 2025, par value $0.0001 per share; authorized 30,000 shares, none outstanding	—	—
Series F convertible preferred stock as of March 31, 2026 and December 31, 2025, par value $0.0001 per share; authorized 18,000 shares, issued and outstanding 27 and 127 shares, respectively	—	—
Series F-1 convertible preferred stock as of March 31, 2026 and December 31, 2025, par value $0.0001 per share; authorized 100 shares, issued and outstanding 34 and 34 shares, respectively	—	—
Preferred stock, par value $0.0001 per share; 39,352,000 shares authorized, none outstanding, actual and as adjusted	—	—
Common stock, par value $0.0001 per share; 100,000,000 shares authorized, 2,635,718 and 22,635,718 shares issued and outstanding actual and as adjusted, respectively	—	—
Additional paid-in capital	323,506	328,706
Accumulated deficit	(320,853)	(320,853)
Total stockholders’ equity	$2,661	7,861

Except as otherwise indicated, all information in this prospectus is based on 2,635,718 shares of common stock outstanding as of March 31, 2026, and excludes the following:
•	34,446 shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2026, having a weighted average exercise price of $7.32 per share;
•	4,814,761 shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2026, with a weighted-average exercise price of $5.18 per share;
•
89,700 shares and 113,100 shares of our common stock issuable upon the conversion of outstanding shares of our Series F Preferred Stock and Series F-1 Preferred Stock, respectively, as of March 31, 2026 (based on the $0.30 offering price and the anti-dilution provisions in the respective certificates of designation);

•	87 shares of our common stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock as of March 31, 2026;
•	582 shares of our common stock issuable upon conversion of 47 Series J Convertible Preferred Stock issuable upon the exercise of warrants outstanding as of March 31, 2026; and
•	424,154 shares of our common stock reserved for future issuance under our equity incentive plans.

Except as otherwise indicated, all information in this prospectus assumes: (i) no exercise of outstanding stock options after March 31, 2026, (ii) no exercise of Series F Preferred Stock, Series F-1 Preferred Stock or Series J Convertible Preferred Stock after March 31, 2026, and (iii) no exercise of warrants after March 31, 2026 (including any common warrants or Placement Agent Warrants being offered hereby or any Repriced Warrants).

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of June 4, 2026 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock.
As of June 4, 2026, there were 2,942,048 shares of our common stock outstanding. The percentage ownership information shown in the table after this offering is adjusted to reflect the sale of 20,000,000 shares of common stock (assuming the exercise in full of the pre-funded warrants) and accompanying common warrants in this offering, assuming none of the beneficial owners listed here participate in the offering.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. In addition, the rules include shares of common stock issuable pursuant to: (i) the exercise of stock options that are either immediately exercisable or exercisable within 60 days of June 4, 2026; (ii) the vesting of restricted stock units within 60 days of June 4, 2026; and (iii) outstanding warrants to purchase common stock held by that person that is either immediately exercisable or exercisable within 60 days of June 4, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options, restricted stock units and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Addresses of named beneficial owners are in care of Nuwellis, Inc. 12988 Valley View Road Eden Prairie, Minnesota 55344. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Executive Officers, Directors and Greater than 5% Stockholders	Number of Shares Beneficially Owned	Percent Ownership Prior to the Offering(2)
John L. Erb(1)	42,893	1.5%
Archelle Georgiou, M.D.(3)	1,547	*
Martin Emerson(3)	1,124	*
Gregory D. Waller(3)	1,541	*
David McDonald(3)	1,547	*
Robert B. Scott	—	*
Nestor Jaramillo, Jr.	—	*
Carisa Schultz	—	*
Neil P. Ayotte	3	*
All current executive officers and directors as a group (7 persons)	48,655	1.7%

*	Less than one percent.
1)
Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the exercise of outstanding warrants to purchase common stock, and (iii) the conversion of outstanding Series F Preferred Stock or Series F-1 Preferred Stock, in each case within 60 days after June 4, 2026.

2)	Based on 2,942,048 shares outstanding as of June 4, 2026.
3)	Includes 1,124 shares issuable upon exercise of nonstatutory stock options granted on April 28, 2026 (2/12 of 6,744 options), which are vested or will vest within 60 days of June 4, 2026.

DESCRIPTION OF CAPITAL STOCK
The following summary descriptions of our common stock, preferred stock and warrants are based on the provisions of our certificate of incorporation and bylaws, and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”
Common Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 40,000,000 shares of preferred stock, par value $0.0001 per share, 30,000 of which are designated as Series A Junior Participating Preferred Stock, 18,000 of which are designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”), 100 of which are designated Series F-1 Convertible Preferred Stock, and 600,000 of which are designated Series J Convertible Preferred Stock (the “Series J Convertible Preferred Stock”) as of March 31, 2026. Once shares of Series F Preferred Stock, Series F-1 Preferred Stock, and Series J Preferred Stock are converted, redeemed or reacquired by us, such shares shall resume the status of authorized but unissued shares of undesignated preferred stock.
As of March 31, 2026, we had (i) 2,635,718 outstanding shares of common stock, (ii) 27 outstanding shares of Series F Preferred Stock, which, at the currently applicable conversion price, would convert into 10,719 shares of common stock, subject to future adjustment, (iii) 34 outstanding shares of Series F-1 Preferred Stock, which, at the currently applicable conversion price, would convert into 13,498 shares of common stock, subject to future adjustment, (iv) 147 outstanding shares of Series J Convertible Preferred Stock, which, at the currently applicable conversion price, would convert into 87 shares of common stock, subject to future adjustment, (iv) outstanding warrants to purchase 47 shares of Series J Convertible Preferred Stock, (v) outstanding options to acquire 34,446 shares of our common stock and (v) outstanding warrants to purchase 4,814,761 shares of our common stock.
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation, bylaws and certificate of designation of preferences, rights and limitations of Series F Preferred Stock and Series J Preferred Stock, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.
Dividends
Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available.
Voting
Holders of our common stock are entitled to one vote for each share on each matter properly submitted to our stockholders for their vote; provided however, that except as otherwise required by law, holders of our common stock will not be entitled to vote on any amendment to our certificate of incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of a series of outstanding preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to our certificate of incorporation (including any certificate of designation filed with respect to any series of preferred stock).

Subject to the voting restrictions described above, holders of our common stock may adopt, amend or repeal our bylaws and/or alter certain provisions of our certificate of incorporation with the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, in addition to any vote of the holders of a class or series of our stock required by law or our certificate of incorporation. Those provisions of our certificate of incorporation that may be altered only by the super-majority vote described above relate to:
•	the number of directors on our board of directors, the classification of our board of directors and the terms of the members of our board of directors;
•
the limitations on removal of any of our directors described below under “Description of our Capital Stock – Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law;”

•	the ability of our directors to fill any vacancy on our board of directors by the affirmative vote of a majority of the directors then in office under certain circumstances;
•	the ability of our board of directors to adopt, amend or repeal our bylaws and the super-majority vote of our stockholders required to adopt, amend or repeal our bylaws described above;
•
the limitation on action of our stockholders by written action described below under “Description of Capital Stock – Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law;”

•	the choice of forum provision described below under “Description of our Capital Stock – Choice of Forum;”
•	the limitations on director liability and indemnification described below under the heading “Description of our Capital Stock – Limitation on Liability of Directors and Indemnification;” and
•	the super-majority voting requirement to amend our certificate of incorporation described above.
Conversion, Redemption and Preemptive Rights
Holders of our common stock do not have any conversion, redemption or preemptive rights pursuant to our organizational documents.
Liquidation, Dissolution and Winding-up
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate of any liquidation preference pursuant to the terms of any certificate of designations filed with respect to any series of preferred stock, including our outstanding Series F Preferred Stock and Series J Preferred Stock.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “NUWE.”
Preferred Stock
We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and to determine or alter for each such series, such voting powers, designation, preferences, and relative participating, optional, or other rights and such qualifications, limitations or restrictions thereof. Our board of directors is not restricted in repurchasing or redeeming such stock while there is any arrearage in the payment of dividends or sinking fund installments. Our board of directors is authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The number of authorized shares of preferred stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.

Prior to issuance of shares of any series of preferred stock, our board of directors is required by Delaware law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued, be fully paid and non-assessable.
Description of Outstanding Warrants
As of March 31, 2026, there were warrants outstanding to purchase a total of 4,814,761 shares of our common stock, which were exercisable at prices ranging from $0.0001 to $36,750 and are exercisable over a period ranging from immediate to 5 years. Certain of these warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of dividends, share splits, reorganizations and reclassifications and consolidations. Certain of these warrants provide that, subject to limited exceptions, a holder will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own over 4.99% of our then outstanding common stock following such exercise; provided, however, that upon prior notice to us, the warrant holder may increase its ownership, provided that in no event will the ownership exceed 9.99%.
Anti-Takeover Effects of Certain Provisions of Our Fourth Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws and Delaware Law
Certain provisions of our certificate of incorporation and bylaws may be considered to have an anti-takeover effect, such as those provisions:
•
providing for our board of directors to be divided into three classes with staggered three-year terms, with only one class of directors being elected at each annual meeting of our stockholders and the other classes continuing for the remainder of their respective three-year terms;

•
authorizing our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock;

•	prohibiting stockholders from acting by written consent in lieu of a meeting;
•	requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting;
•	requiring a 66 2∕3% super-majority stockholder approval in order for stockholders to alter, amend or repeal certain provisions of our certificate of incorporation;
•	requiring a 66 2∕3% super-majority stockholder approval in order for stockholders to adopt, amend or repeal our bylaws;
•
providing that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, neither the board of directors nor any individual director may be removed without cause;

•
creating the possibility that our board of directors could prevent a coercive takeover of our Company due to the significant amount of authorized, but unissued shares of our common stock and preferred stock;

•
providing that, subject to the rights of the holders of any series of preferred stock, the number of directors shall be fixed from time to time exclusively by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
providing that any vacancies on our board of directors under certain circumstances will be filled only by a majority of our board of directors then in office, even if less than a quorum, and not by the stockholders.

Delaware Law
We are also subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
•
any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;

•
any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 of the DGCL defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The above-summarized provisions of our certificate of incorporation and bylaws and the above-summarized provisions of the DGCL could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Choice of Forum
Our Fourth Amended and Restated Certificate of Incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL; or any action asserting a claim against us that is governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our Fourth Amended and Restated Certificate of Incorporation, as amended, will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
The provisions of the DGCL, our Fourth Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation on Liability of Directors and Indemnification
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:
•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares as provided in Section 174 of the DGCL; or
•	transaction from which the directors derived an improper personal benefit.
These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by law or, if applicable, pursuant to indemnification agreements. They further provide that we may choose to indemnify our other employees or agents from time to time. Subject to certain exceptions and procedures, our bylaws also require us to advance to any person who was or is a party, or is threatened to be made a party, to any proceeding by reason of the person’s service as one of our directors or officers all expenses incurred by the person in connection with such proceeding.
Section 145(g) of the DGCL and our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We maintain a directors’ and officers’ liability insurance policy.
We entered into indemnification agreements with each of our directors and executive officers that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf and, subject to certain exceptions and procedures, that we will advance to them all expenses that they incur in connection with any proceeding to which they are, or are threatened to be made, a party.
At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering shares of our common stock, pre-funded warrants to purchase shares of our common stock, and common warrants to purchase shares of our common stock. The following summary descriptions of our common stock, pre-funded warrants and common warrants are based on the provisions of our certificate of incorporation and bylaws, and the applicable provisions of the Delaware General Corporation Law and the terms of the pre-funded warrants and common warrants. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws, the Delaware General Corporation Law and the form of pre-funded warrants and form of common warrants filed with this registration statement.
The shares of common stock, pre-funded warrants, and common warrants that we are offering are immediately separable and will be issued separately.
Common Stock
The material terms of our common stock are described under the caption “Description of Capital Stock” in this prospectus.
Common Warrants
The following summary of certain terms and provisions of the common warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of common warrants for a complete description of the terms and conditions of the common warrants.
Duration, Exercise Price and Form. Each common warrant offered hereby will have an exercise price equal to $0.30 per share. The common warrants will be exercisable upon the occurrence of both of (i) the effective date of the Warrant Stockholder Approval and (ii) the effective date of the Reverse Stock Split. The Series C common warrants and the Series D common warrants will expire five years from the date of Warrant Stockholder Approval and the effective date of the Reverse Stock Split. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock or the pre-funded warrants, as the case may be, and may be transferred separately immediately thereafter. The common warrants will be issued in electronic form.
The Series C common warrants will contain a one-time reset of the exercise price in the event that the Company implements a reverse stock split to the greater of: (i) 20% of the combined public offering price per share of common stock and accompanying common warrants in this offering and (ii) 90% of the lowest daily volume weighted average price for the five trading days immediately following the date of the implementation of a reverse stock split.
Exercisability. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s common warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. If, at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of common stock underlying the common warrants, then the common warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the common warrant.
Cashless Exercise. If, at the time a holder exercises its common warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the common warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.
Zero Cash Exercise. Under the zero cash exercise option of the Series D common warrants, holders of a Series D common warrant will have the right to receive, without payment of any additional cash to the Company, an aggregate number of shares equal to the number of shares of common stock that would be issuable upon a cash exercise of such Series D common warrant.
Fundamental Transactions. In the event of any fundamental transaction, as described in the common warrants and generally including any merger with or into another entity, the sale, transfer or other disposition of all or substantially all of our assets, any tender offer or exchange offer approved by the holders of 50% or more of the outstanding common stock of the Company, the reorganization, recapitalization or reclassification of our common stock, of our common stock, or any person or group becoming the beneficial owner of more than 50% of the outstanding shares of our common stock, then upon any subsequent exercise of common warrants, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation and remains publicly listed, or the cash value if the successor or acquiring company does not remain publicly listed, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the common warrants are exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), such holder’s common warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, issue such number of shares of common stock of the successor or of the Company, if it is the surviving corporation, equal to the value of the remaining unexercised portion of such holder’s common warrants, determined in accordance with the Black Scholes option pricing model as more particularly set forth in the common warrants, divided by the price per share of one share of common stock of the Company on the date of the consummation of the fundamental transaction.
Warrant Agent; Global Certificate. The common warrants will be issued in registered form under a warrant agency agreement between our transfer agent or other warrant agent and us. The common warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co, a nominee of DTC, or as otherwise directed by DTC.
Transferability. Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.
Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.
Trading Market. There is no established trading market for the common warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited. The common stock issuable upon exercise of the common warrants is currently listed on Nasdaq.
No Rights as a Stockholder. Except as otherwise provided in the common warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the common warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such common warrant holders exercise their common warrants.
Governing Law. The common warrants and the warrant agency agreement are governed by New York law.

Pre-Funded Warrants
The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.
Duration, Exercise Price and Form. Each pre-funded warrant will be sold in this offering at a purchase price equal to $0.2999 per underlying share. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and will not expire. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The pre-funded warrants will be issued in electronic form.
Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant.
Exercise Limitations. Under the pre-funded warrants, we may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.
Warrant Agent; Global Certificate. The pre-funded warrants will be issued in registered form under a warrant agency agreement between our transfer agent or other warrant agent and us. The pre-funded warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co, a nominee of DTC, or as otherwise directed by DTC.
Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.
Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including but not limited to any merger with or into another entity, the sale, transfer or other disposition of all or substantially all of our assets, any tender offer or exchange offer accepted by the holders of 50% or more of the outstanding common stock of the Company, the reorganization, recapitalization, or reclassification of our common stock, or any person or group becoming the beneficial owner of greater than 50% of the outstanding shares of our common stock, upon consummation of such a fundamental transaction, the holder will have the right to receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the pre-funded warrant is exercisable immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), such holder’s pre-funded warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, issue such number of shares of common stock of the successor or of the Company, if it is the surviving corporation, equal to the value of the remaining unexercised portion of such holder’s pre-funded warrants, determined in accordance with the Black Scholes option pricing model as more particularly set forth in the pre-funded warrants, divided by the price per share of one share of common stock of the Company on the date of the consummation of the fundamental transaction.
No Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant. In the event of certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration, the holder of a pre-funded warrant shall be entitled to participate in such distributions to the same extent as if a holder of shares of our common stock, in which case such distribution shall be held in abeyance for the benefit of such holder until the earlier of such time as the ownership limitations would not be exceeded or the warrant is exercised.
Cashless Exercise. A holder of pre-funded warrants may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrant.
Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the nearest whole number.
Trading Market. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.
Amendment and Waiver. The pre-funded warrants may be modified or amended or the provisions thereof waived with the written consent of our Company and the respective holder.
Governing Law. The pre-funded warrants are governed by New York law.
Placement Agent Warrants
The following summary of certain terms and provisions of the Placement Agent Warrants being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Placement Agent Warrant for a complete description of the terms and conditions of the Placement Agent Warrants.
We have also agreed to issue to the placement agent (or its designees) Placement Agent Warrants to purchase up to 600,000 shares of common stock. The Placement Agent Warrants will have substantially the same terms as the Series D common warrants described above, except as required by FINRA that the Placement Agent Warrants will have an exercise price of $0.495 per share, and a termination date that will be five years from the commencement of the sales in this offering.

WARRANT REPRICE TRANSACTION
In a concurrent private transaction, we have agreed to reduce the exercise price of up to 3,284,788 outstanding common stock warrants expiring between August 4, 2030 and February 9, 2031, to $0.30 (“Repriced Warrants”). Other than the reduction in exercise price, the terms of the Repriced Warrants remain the same and unchanged. The exercise of the Repriced Warrants will be subject to approval of the Company’s stockholders.

PLAN OF DISTRIBUTION
Subject to the terms and conditions of the placement agency agreement dated June 5, 2026 (the “Placement Agency Agreement”), we engaged Ladenburg Thalmann & Co. Inc. to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best-efforts basis. The Placement Agency Agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the Placement Agency Agreement. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered hereby. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.
Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering. The nature of the representations, warranties and covenants in the securities purchase agreements shall include, but are not limited to:
•
standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

•
covenants regarding matters such as registration of warrant shares, no integration with other offerings, no stockholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of common stock.

The Placement Agency Agreement provides that the placement agent’s obligations are subject to conditions contained in the Placement Agency Agreement.
The securities will be offered at a fixed price and are expected to be issued in a single closing. We expect this offering to be completed not later than one business day following the commencement of this offering, which will be the date that we anticipate entering into certain securities purchase agreements with certain investors. We expect to close the offering on or about June 8, 2026, subject to the satisfaction of customary closing conditions. We will deliver all securities to be issued in connection with this offering delivery versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.
Placement Agent Fees and Expenses

	Per Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Public offering price	$0.30	$0.2999	$6,000,000
Placement agent fees	$0.027	$0.0270	$540,000
Proceeds to us, before expenses	$0.273	$0.2729	$5,460,000

We have agreed to pay the placement agent a cash fee equal to 9.0% of the aggregate gross proceeds raised in this offering. In addition, we have agreed to reimburse the placement agent for up to $120,000 for legal fees and out-of-pocket expenses and pay a management fee of 0.85% of the gross proceeds received by the Company in this offering. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $200,000.
Placement Agent Warrants
We have agreed to issue Placement Agent Warrants to the placement agent, upon the closing of this offering, which entitle it to purchase up to 600,000 shares of common stock. The Placement Agent Warrants will be in substantially similar form to the Series D common warrants, except as required by FINRA will have an exercise price equal to $0.495 per share and have a term of five years from the commencement of sales of the offering. The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants are being registered on the registration statement of which this prospectus is a part.
Right of First Refusal
We have granted to the placement agent the right of first refusal for a period of twelve months following the closing of this offering and expiration of the placement agent’s term of its engagement to act as sole bookrunner, exclusive placement agent or exclusive sales agent or exclusive advisor in connection with any financing of the Company.
Tail Financing Payments
We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation paid herein on any proceeds received by us from any investor who was contacted by the placement agent during the term of its engagement, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction for a period of twelve months after expiration or termination of the engagement with the placement agent.
Listing
Our shares of common stock are listed on Nasdaq under the symbol “NUWE.” There is no established public trading market for the pre-funded warrants, common warrants, or Placement Agent Warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants, common warrants, or Placement Agent Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants, common warrants, and Placement Agent Warrants will be limited.
Lock-Up Agreements
Each of our officers, directors and each of their respective affiliates and associated partners, and certain affiliated stockholders have agreed with the placement agent to be subject to a lock-up period until fifteen days following the later of the Warrant Stockholder Approval and the effective date of the Reverse Stock Split, subject to certain exceptions. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the placement agency agreement, to similar lock-up restrictions on the issuance and sale of our securities from the date of this prospectus, subject to certain exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.
Indemnification
We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the placement agent may be required to make for these liabilities.
Regulation M
The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:
•	may not engage in any stabilization activity in connection with our securities; and
•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Other Relationships
From time to time, the placement agent and its affiliates have provided and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. The placement agent acted as placement agent in our January 29, 2026 private placement, and acts as our sales agent under our current ATM facility.
Determination of Offering Price and Warrant Exercise Price
The combined public offering price per share and accompanying common warrants and the combined public offering price per pre-funded warrant and accompanying common warrants we are offering, and the exercise price of the common warrants included with the common stock or pre-funded warrants that we are offering, were negotiated between us, the placement agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the common warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Electronic Distribution
A prospectus in electronic format may be made available on a website maintained by the placement agent or an affiliate. Other than this prospectus, the information on any of the placement agent’s websites and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any of the placement agent, and should not be relied upon by investors. I n connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.
Other than the prospectus in electronic format, the information on any of the placement agent’s websites and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our common stock, pre-funded warrants and accompanying warrants issued pursuant to this offering and shares of our common stock received upon exercise of the pre-funded warrants and accompanying warrants (collectively, the “Securities”), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of the Securities.
This discussion is limited to holders that hold the Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and any alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding the Securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	regulated investment companies or real estate investment trusts;
•	brokers, dealers, or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell the Securities under the constructive sale provisions of the Code;
•	persons who have elected to mark securities to market;
•	persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the Securities being taken into account in an “applicable financial statement” (as defined in the Code);

•	tax-qualified retirement plans; and
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding the Securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS

ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Allocation of Purchase Price
Each share of common stock or pre-funded warrant, as applicable, and accompanying warrant purchased at original issuance pursuant to this offering will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock or pre-funded warrant, as applicable, one accompanying warrant to purchase three shares of our common stock or one share of our common stock, as applicable. In determining a holder’s initial tax basis for the share of common stock or pre-funded warrant and accompanying warrant constituting an investment unit, holders should allocate their purchase price for the investment unit between the share of common stock or pre-funded warrant, as applicable, and the accompanying warrant on the basis of their respective fair market values at the time of issuance. We do not intend to advise holders with respect to this determination, and holders are advised to consult their tax and financial advisors with respect to the relative fair market values of the shares of common stock or pre-funded warrants, as applicable, and the accompanying warrants for U.S. federal income tax purposes.
Treatment of Pre-funded Warrants
Although not free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant (other than with respect to cash paid in lieu of a fractional share, and except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including alternative characterizations).
Treatment of Pre-Funded Warrants and Accompanying Warrants in Connection with Declaration of Distribution on Common Stock
If, on or after the purchase date and on or prior to termination of a pre-funded warrant or accompanying warrant, as applicable, we declare a distribution on shares of common stock, then, upon exercise of such pre-funded warrant or accompanying warrant, as applicable, the holder shall generally be entitled to share in such declared distribution on an as-converted basis. We intend to treat such distribution as a distribution on the pre-funded warrant or accompanying warrant, as applicable, at the time the distribution is made on the shares of common stock, regardless of whether the holder of the pre-funded warrant or accompanying warrant, as applicable, exercises its warrant at that time and actually receives the distribution. See “— Tax Considerations Applicable to U.S. Holders — Distributions” and “Tax Considerations Applicable to Non-U.S. Holders — Distributions,” below. Holders of pre-funded warrants and accompanying warrants should consult their tax advisors regarding the consequences to them with respect to distributions made on shares of common stock, including the allocation of amounts received upon a subsequent sale of, and the basis of any subsequent property received upon subsequent exercise of, such pre-funded warrant or accompanying warrant.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of the Securities that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock (other than certain distributions of common stock), such distributions generally will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As noted above, under “— Treatment of Pre-Funded Warrants and Accompanying Warrants in Connection with Declaration of Distribution on Common Stock,” distributions made to holders of shares of common stock may result in distributions being deemed received by holders of pre-funded warrants and accompanying warrants as well. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock, pre-funded warrants or warrants, as applicable, but not below zero.
Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock, pre-funded warrants or warrants, as applicable.
Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants
Upon the sale or other taxable disposition of the common stock or pre-funded warrants, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the common stock or pre-funded warrant. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in such common stock or pre-funded warrant is more than one year at the time of the sale or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.
Sale or Other Taxable Disposition, Exercise or Expiration of the Accompanying Warrants
Upon the sale or other taxable disposition of an accompanying warrant (other than by exercise), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s tax basis in such warrant. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in such warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.
In general, and subject to the discussion of cashless exercise below, a U.S. Holder will not be required to recognize income, gain or loss upon exercise of an accompanying warrant for its exercise price (except to the extent the U.S. Holder receives a cash payment for a fractional share that would otherwise have been issuable upon exercise of such warrant, which will be treated as a sale as described above under “Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants”). A U.S. Holder’s tax basis in a share of common stock received upon exercise of accompanying warrants will be equal to the sum of (1) the U.S. Holder’s tax basis in the warrants exchanged therefor and (2) the exercise price of such warrants. A U.S. Holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. Holder exercises the accompanying warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, it is possible that a cashless exercise will be treated as non-taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of common stock received upon exercise of warrants should commence on the day after the warrants are exercised. In the latter case, the holding period of the shares of common stock received upon exercise of warrants would include the holding period of the exercised warrants.

However, it is also possible that a cashless exercise of an accompanying warrant will be treated as in part a taxable exchange, in which case gain or loss would be recognized to the extent a portion of the warrants are deemed surrendered to pay the exercise price of the remaining warrants. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of an accompanying warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.
If an accompanying warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in such warrant. Such loss generally will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.
Constructive Dividends on Pre-funded Warrants or Accompanying Warrants
We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if at any time during the period in which a U.S. Holder holds pre-funded warrants or accompanying warrants, the exercise price or shares or other consideration issuable on conversion of the pre-funded warrants or accompanying warrants is adjusted as a result of certain events affecting our common stock (or in certain circumstances, there is a failure to make adjustments), such adjustments may result in the deemed payment of a distribution to a U.S. Holder. Any such deemed distribution would be taxable as a dividend, return of capital or capital gain as described above under “— Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the exercise price and shares or other consideration issuable on conversion of the pre-funded warrants and accompanying warrants.
It is unclear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described above under “— Distributions.” It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such deemed dividends. Generally, a U.S. Holder’s adjusted tax basis in a pre-funded warrant or accompanying warrant will be increased to the extent any such deemed distribution is treated as a dividend. U.S. Holders should consult their tax advisors regarding the effect a deemed distribution may have on their holding period in the pre-funded warrants or accompanying warrants.
We are currently required to report the amount of any deemed distributions on our website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may withhold the required amounts from, or set off the required amounts against, payments on the pre-funded warrants or accompanying warrants, payments on our common stock or sales proceeds received by or other funds or assets of an investor, and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments (including constructive dividends) on the Securities or receives proceeds from the sale or other taxable disposition of the Securities. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:
•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of the Securities that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Distributions
We do not anticipate paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property (other than certain distributions of common stock) on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As noted above, under “— Treatment of Pre-Funded Warrants and Accompanying Warrants in Connection with Declaration of Distribution on Common Stock,” distributions made to holders of shares of common stock may result in distributions being deemed received by holders of pre-funded warrants and accompanying warrants as well. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, pre-funded warrant, or accompanying warrant, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend.
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Exercise of Accompanying Warrants
A Non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of accompanying warrants. However, if a cashless exercise of accompanying warrants results in a taxable exchange, as described above under “— Tax Considerations Applicable to U.S. Holders — Sale or Other Taxable Disposition, Exercise or Expiration of Accompanying Warrants,” the rules described below under “— Sale or Other Taxable Disposition” would apply.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized, and will not be able to utilize any loss realized, upon the sale or other taxable disposition (including, for this purpose the expiration of an accompanying warrant) of the Securities unless:
•
the gain or loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	the Securities constitute U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of the Securities, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Constructive Dividends on Our Pre-funded Warrants or Accompanying Warrants
We do not expect to pay any cash dividends on our common stock in the foreseeable future. However, if at any time during the period in which a Non-U.S. Holder holds pre-funded warrants or accompanying warrants, the exercise price or shares or other consideration issuable on conversion of the pre-funded warrants or accompanying warrants is adjusted as a result of certain events affecting our common stock (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a distribution to a Non-U.S. Holder. Any such deemed distribution would be taxable as a dividend, return of capital or capital gain as described above under “— Distributions.” Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to, or other assets of, the Non-U.S. Holder. See the section above entitled “— Tax Considerations Applicable to U.S. Holders - Constructive Dividends on Pre-funded Warrants or Accompanying Warrants.” Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments (or absence of adjustments) to the exercise price or shares or other consideration issuable on conversion of the pre-funded warrants and accompanying warrants.
Information Reporting and Backup Withholding
Payments of dividends on the Securities (including deemed distributions) will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on the Securities paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld.
In addition, proceeds of the sale or other taxable disposition of the Securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of the Securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our Securities or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Securities paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements referenced in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Securities on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS
Honigman LLP, Kalamazoo, Michigan, will issue a legal opinion as to the validity of the securities offered by this prospectus. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the placement agent in connection with this offering.
EXPERTS
Baker Tilly US, LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2025 and 2024 included in our Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference into this prospectus and elsewhere in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov. These documents may also be accessed on our website at www.nuwellis.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE
SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus, including the consolidated financial statements, is considered to be part of this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You should read the information incorporated by reference because it is an important part of this prospectus.
This prospectus incorporates by reference the documents listed below, other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with SEC rules:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 11, 2026;
•	our definitive proxy statement for our 2026 Annual Meeting of Stockholders filed with the SEC on April 2, 2026;
•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026;
•	our Current Reports on Form 8-K filed with the SEC on January 23, 2026, January 30, 2026, February 26, 2026, March 17, 2026, March 27, 2026, April 1, 2026, April 24, 2026 and April 29, 2026;
•
the description of our common stock in our registration statement on Form 10 filed with the SEC on September 30, 2011, including any amendments or reports filed for the purpose of updating such description; and

•
all reports and other documents we subsequently file with the SEC pursuant to the Exchange Act after the date of this Registration Statement, of which this prospectus is a part, and prior to the effectiveness of this Registration Statement.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of the initial filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.
These documents may also be accessed on our website at https://www.nuwellis.com/. Information contained in, or accessible through, our website is not a part of this prospectus.
We will provide without charge to each person, including any beneficial owners, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all reports or documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus, excluding exhibits to those reports or documents unless they are specifically incorporated by reference into those documents. You may request a copy of these documents by writing or telephoning us at the following address:
Nuwellis, Inc.
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200
ir@nuwellis.com
Attention: Carisa Schultz
Chief Financial Officer

Up to 1,903,338 Shares of Common Stock
or
Pre-Funded Warrants to Purchase up to 18,096,662 Shares of Common Stock,

Series C Common Warrants to Purchase up to 60,000,000 Shares of Common Stock,
Series D Common Warrants to Purchase up to 20,000,000 Shares of Common Stock

and

Placement Agent Warrants to Purchase up to 600,000 Shares of Common Stock

and

Up to 98,696,662 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants,
Series C Common Warrants, Series D Common Warrants and Placement Agent Warrants
PROSPECTUS
June 5, 2026
Ladenburg Thalmann